Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

DEEP SOUTH HOLDING, L.P.,

DAVID J. DISIERE,

NORTH AMERICAN INSURANCE LEADERS, INC.

and

NAIL ACQUISITION CORP. I

Dated as of August 10, 2007

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- ii -

- iii -

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Exhibits

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Executives’ Employment Agreement
Exhibit D	Employment Agreement
Exhibit E	Praetorian Agreement
Exhibit F	Form of Assignment and Assumption Agreement

Disclosure Schedules

Schedule 1.1(a)(i)	Adjustments to Governing EBITDA Income Statement
Schedule 1.1(a)(ii)	Permitted Liens, Rights of Lessors and Lessees under Leases and Rights of Licensors and Licensees under Licenses
Schedule 1.1(a)(iii)	Assigned Interests
Schedule 2.3(a)(i)	Exclusions; Seller’s Business Plan
Schedule 2.5(a)	Adjustments to Closing Balance Sheet
Schedule 2.9(b)(vi)	Company Resignations
Schedule 3.1	Equity Interest, Partnership Interest or Membership Interest Contracts
Schedule 3.3(a)	Stockholder Governmental Consents
Schedule 3.3(b)	Stockholder Consents and Approvals
Schedule 4.3(a)	Seller Governmental Consents
Schedule 4.3(b)	Seller Consents and Approvals
Schedule 4.5	Seller Subsidiary Interests
Schedule 4.6	Seller Litigation
Schedule 4.8(b)	Seller Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Company Material Contracts
Schedule 4.12(a)	Exceptions to Company IP Rights
Schedule 4.12(b)	Company IP Rights
Schedule 4.13(a)	Company Employee Benefit Plans
Schedule 4.13(g)	Employee Welfare Benefit Plans Liabilities
Schedule 4.13(h)	Additional Company Employee Payments and Tax Obligations
Schedule 4.14	Company Tax Matters
Schedule 4.16	Company Compliance with Laws
Schedule 4.17(a)	Company Permits
Schedule 4.17(b)	License Applications
Schedule 4.18	Company Insurance Policies
Schedule 4.20	Company Bank Accounts
Schedule 4.21(a)	Company Real Property
Schedule 4.21(b)	Company Real Property Limitations
Schedule 4.22	Company Personal Property
Schedule 4.23	Company Liens
Schedule 4.24(a)	Company Related Party Transactions
Schedule 4.24(b)	Company Vehicles, Apartments and Club Memberships
Schedule 4.25	Company Directors and Officers
Schedule 5.3(a)	Parent/Buyer Governmental Consents and Approvals

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Schedule 5.3(b)	Parent/Buyer Consents and Approvals
Schedule 5.6(c)	Parent/Buyer Undisclosed Liabilities and Contracts with Financial Obligations
Schedule 5.13	Parent/Buyer Material Contracts
Schedule 5.15	Parent/Buyer Tax Matters
Schedule 5.24	Parent/Buyer IP Rights
Schedule 5.27	Parent/Buyer Insurance Policies
Schedule 5.30	Parent/Buyer Personal Property
Schedule 5.31	Parent/Buyer Liens
Schedule 5.32(a)	Parent/Buyer Related Party Transactions
Schedule 5.32(b)	Parent/Buyer Vehicles, Apartments and Club Memberships
Schedule 6.1	Conduct of Business of Companies
Schedule 6.4	Conduct of Business of Buyer and Parent
Schedule 6.8	Intercompany Transfers and Agreements
Schedule 7.6	Automobiles
Schedule 8.2(d)	Seller Closing Consents and Approvals
Schedule 8.3(d)	Buyer Closing Consents and Approvals

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated as of August 10, 2007 (this “Agreement”), is made and entered into by and among Deep South Holding, L.P., a Texas limited partnership (“Seller”), David J. Disiere, (“Stockholder”), North American Insurance Leaders, Inc., a Delaware corporation (“Parent”) and NAIL Acquisition Corp. I, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the (i) issued and outstanding shares of capital stock (the “Deep South Shares”) of the following operating subsidiaries of Seller: Deep South Surplus, Inc., a Louisiana corporation, Deep South Surplus of Georgia, Inc., a Georgia corporation, Deep South Surplus of Arkansas, Inc., an Arkansas corporation, Deep South Surplus of Tennessee, Inc., a Tennessee corporation, Deep South Surplus of Colorado, Inc., a Colorado corporation, Deep South Surplus of Ohio, Inc., an Ohio corporation, Deep South Surplus of New Mexico, Inc., a New Mexico corporation, Deep South Surplus of Florida, Inc., a Florida corporation, Deep South Surplus of Oklahoma, Inc. an Oklahoma corporation, Deep South Surplus of California, Inc., a Texas corporation and Southern National Risk Management, Inc., a Louisiana corporation (collectively, the “Deep South Qualified Sub-S Subsidiaries”), (ii) limited partnership interests (the “Deep South Limited Partnership Interests”) in Deep South Surplus of Texas, L.P., a Texas limited partnership and (iii) membership interests (the “Deep South Membership Interests” and together with the Deep South Shares and the Deep South Limited Partnership Interests, the “Deep South Interests”) in Deep South Surplus of Texas Management, LLC, a Texas limited liability company, which is the general partner of Deep South Surplus of Texas, L.P. (the entities referred to in clauses (i), (ii) and (iii) above are hereinafter referred to as the “Companies”);

WHEREAS, Stockholder, together with Teresa Disiere, indirectly owns all of the partnership interests in Seller;

WHEREAS, the Companies are engaged in the business of insurance services, in particular, the managing general agent, surplus lines agent and claims administration businesses;

WHEREAS, Parent directly owns all of the issued and outstanding shares of capital stock of Buyer; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Deep South Interests and Assigned Interests (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions.

(a) As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, offer or proposal from any Person other than Parent or Buyer relating to a merger, consolidation, share exchange, business combination, sale of substantially all the assets or Equity Interests, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Company.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person through one or more intermediaries or otherwise. For purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and shall include the directors and executive officers of such specified Person, and the terms “controlling” and “controlled” have correlative meanings.

“AMEX” means the American Stock Exchange.

“Assigned Interests” means the assets, Company IP Rights, Contracts, Real Property Leases and other interests listed on Schedule 1.1(a)(iii) that will be assigned by Seller and assumed by Buyer at the Closing pursuant to the Assignment and Assumption Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in New York City or Texas or a federal holiday in the United States.

“Buyer Board” means the board of directors of Buyer, including any required committee or subgroup of the board of directors of Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of January 31, 2007, by and between Parent and Seller.

“Contingent Commissions” means commission payments due to Seller related to the underwriting profitability of policies originated by the Companies pursuant to the General Agency Agreement dated July 1, 2000 and subsequent memoranda of understanding between Praetorian Financial Group, Inc. and its affiliates and the Companies.

“Contract” means any note, bond, mortgage, indenture, agreement, lease, license, contract or other commitment, obligation or understanding to which a Person is a party or by which a Person or its assets or properties are bound, but excluding any Benefit Plans.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under Section 4971 of the Code and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Conveyance Taxes” means any transfer, documentary, sales, use, stamp, registration and other such Taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties and interest in respect thereof) arising from the purchase and sale of the Deep South Interests pursuant to this Agreement.

“Dollars” and “$” mean the lawful currency of the United States.

“Earn Out Payment” means either (a) the First Earn Out Payment or (b) the Second Earn Out Payment, as the case may be.

“Earn Out Period” means either (a) the First Earn Out Period or (b) the Second Earn Out Period, as the case may be.

“Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof.

“Environmental Property Transfer Act” means any Law that requires any notification or disclosure to a Governmental Authority or other Person of environmental conditions or environmental matters in connection with (a) the sale of stock, or the transfer of any ownership interest, in any Person that owns or leases real property, or (b) the transfer of any interest in real property or the cessation of operations on real property.

“Equity Interests” means any capital stock, partnership or membership interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or membership interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Final Governing EBITDA” means (i) if Parent does not deliver to Seller a written notice of disagreement with respect to Seller’s calculation of the Governing EBITDA on or before the tenth (10th) Business Day after the delivery by Seller to Parent of the calculation of Governing EBITDA, the Governing EBITDA delivered by Seller to Parent pursuant to Section 2.2(a) or Section 2.4 hereof, as applicable, or (ii) if Parent delivers to Seller a written notice of disagreement with respect to Seller’s calculation of the Governing EBITDA on or before the tenth (10th) Business Day after the delivery by Seller to Parent of the calculation of Governing EBITDA, the final determination of Governing EBITDA made by the parties or the independent registered public accounting firm selected pursuant to Section 2.6 hereof, as applicable, to resolve any disagreement with respect to the Governing EBITDA in accordance with the provisions set forth in Section 2.6 hereof.

“Final Working Capital Amount” means (i) if Parent does not deliver to Seller a written notice of disagreement with respect to Seller’s calculation of the Working Capital Amount on or before the tenth (10th) Business Day after the delivery by Seller to Parent of the calculation of the Working Capital Amount, the Working Capital Amount delivered by Seller to Parent pursuant to Section 2.5(a) hereof, or (ii) if Parent delivers to Seller a written notice of disagreement with respect to Seller’s calculation of the Working Capital Amount on or before the tenth (10th) Business Day after the delivery by Seller to Parent of the calculation of the Working Capital Amount, the final determination of the Working Capital Amount made by the parties or the independent registered public accounting firm selected pursuant to Section 2.6 hereof, as applicable, to resolve any disagreement with respect to the Working Capital Amount in accordance with the provisions set forth in Section 2.6 hereof.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governing EBITDA” means the EBITDA of the Companies for the year ended December 31, 2007 as determined from the Governing EBITDA Income Statement.

“Governing EBITDA Income Statement” means the audited consolidated income statement of the Companies for the year ended December 31, 2007 prepared by Seller consistent with past practice and in accordance with GAAP consistently applied and used in the preparation of the Companies’ Annual Financial Statements, audited by Sutton Frost Cary LLP (the fees and expenses of which shall be paid by Seller), adjusted as set forth in Schedule 1.1(a)(i).

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, regulatory or administrative authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Hazardous Substance” means: (1) any pollutant, contaminant, substance, waste, material, compound, or element that is regulated, restricted, addressed or defined by or under any applicable Environmental Law; and (2) any biological or microbial agents that are fungus, mold, mildew, or spores or other biological or microbial agents that could reasonably be expected to be harmful to human health.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person.

“Indemnified Party” means any Buyer Indemnified Party pursuant to Section 9.2 hereof or any Seller Indemnified Party pursuant to Section 9.3 hereof.

“Indemnifying Party” means Seller and Stockholder pursuant to Section 9.2 hereof or Buyer pursuant to Section 9.3 hereof.

“Interim Governing EBITDA” means the EBITDA of the Companies for the year ended December 31, 2007 as shown on the Interim Governing EBITDA Income Statement; provided, however, if the Closing takes place prior to January 1, 2008, Interim Governing EBITDA shall be the EBITDA of the Companies as shown on the Interim Governing EBITDA Income Statement divided by the number of completed months in 2007 as of the Closing Date and multiplied by 12.

“Interim Governing EBITDA Income Statement” means the unaudited consolidated income statement of the Companies for the number of completed months in 2007 as of the Closing Date prepared by Seller consistent with past practice and in accordance with GAAP consistently applied and used in the preparation of the Companies’ Annual Financial Statements, adjusted as set forth in Schedule 1.1(a)(i).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Parent” means the actual knowledge of Scott A. Levine, William R. de Jonge, Paula S. Butler, Francis E. Lauricella, Jr., E. Miles Prentice, III or Robert Sroka, after due and reasonable investigation.

“Knowledge of Seller” means the actual knowledge of David J. Disiere, Roy Horton, Michael Trotter, Dana Mangham, Michael Duggan, Les Titus, Kofi Boaitey, Craig Rothmeier, Claire Tabor or Hodges Bradberry, after due and reasonable investigation.

“Knowledge of Stockholder” means the actual knowledge of Stockholder, after due and reasonable investigation.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, stipulation, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Lien” means any and all liens, charges, security interests, mortgages, pledges, or other adverse claims or restrictions on title of any nature whatsoever.

“Material Adverse Effect” means any circumstance, change or effect that (a) is materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of the Companies, taken as a whole, or (b) that prevents or materially impedes the ability of Seller to complete the transactions contemplated herein, but shall exclude, either alone or in combination, any circumstance, change or effect resulting or arising from (i) any change in general economic conditions; (ii) changes in or events affecting the financial services industry, insurance and insurance services industries or insurance brokerage industry generally that does not have a disproportionate effect on the Companies; (iii) financial or securities market fluctuations or conditions; (iv) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of their respective businesses; (v) the loss of up to 15% in the aggregate of the employees of the Companies who earn more than $50,000 per year, provided that the loss of any one or more of the Executives shall constitute a Material Adverse Effect; (vi) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; (vii) natural disasters; (viii) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority; (ix) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby and (x) changes in GAAP, SAP or applicable law. Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages, third party indemnifications and Tax benefits received, or determined and receivable on or prior to the Closing Date with respect to such circumstance, change or effect.

“Organizational Documents” means (a) the articles or certificate of incorporation, the bylaws and any shareholders agreement of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and certificate of formation or organization of any limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to any of the foregoing.

“Parent Board” means the board of directors of Parent, including any required committee or subgroup of the board of directors of Parent.

“Parent Stockholder Approval” means the affirmative vote of holders of such number of Parent Shares as is required under Parent’s Organizational Documents and applicable Law.

“Parent’s Public Stockholders” means holders of Parent’s Shares issued in Parent’s initial public offering of its securities.

“Parent Shares” means such shares of Parent’s common stock, par value $0.0001 per share.

“Parties” means Seller, Stockholder, Parent and Buyer.

“Permits” means all authorizations, licenses, identification numbers, permits, certificates, orders, consents, approvals and registrations required under Law.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases as set forth on Schedule 1.1(a)(ii), (d) the rights of licensors and licensees under licenses executed in the ordinary course of business as set forth on Schedule 1.1(a)(ii), (e) restrictive covenants and easements, if any, as would not reasonably be expected to have a Material Adverse Effect, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (h) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (i) transfer restrictions imposed on equity securities by securities Laws, (j) Liens set forth in Schedule 1.1(a)(ii) and (k) Liens created by Parent or Buyer, or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Related Documents” means the Employment Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Escrow Agreement and the Assignment and Assumption Agreement.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“SAP” means, with respect to any entity, statutory accounting practices, prescribed or permitted by the insurance department of the state of domicile of such entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or other similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including as the party withholding), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by any Governmental Authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Tax Return” means any report, return or other information required to be supplied to a Tax Authority in connection with any Taxes, including any amendments thereto.

“Trust Account” means the trust account established by Parent in connection with the consummation of its initial public offering of its securities and into which a portion of the net proceeds of such initial public offering were deposited. The Trust Account is administered by the Trustee for the benefit of Parent and Parent’s stockholders and the funds therein are invested in money market instruments or accounts meeting conditions of the Investment Company Act and/or securities principally issued or guaranteed by the U.S. government.

“United States” and “U.S.” mean United States of America.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Location
Adjusted EBITDA	Section 2.3(a)(i)
Agreement	Preamble
Assignment and Assumption Agreement	Section 2.9(b)(xi)
Benefit Plans	Section 5.14(a)
Buyer	Preamble
Buyer Disclosure Schedule	Article V
Buyer Indemnified Party	Section 9.2
Cash Consideration	Section 2.2(a)
Closing	Section 2.9(a)
Closing Balance Sheet	Section 2.5(a)
Closing Date	Section 2.9(a)
Closing Payment	Section 2.2(a)
Companies	Recitals
Companies’ Annual Financial Statements	Section 4.8(a)
Companies’ Financial Statements	Section 4.8(a)
Companies’ Interim Financial Statements	Section 4.8(a)
Company Employees	Section 4.13(a)
Company Indemnified Parties	Section 6.23(a)

Term	Location
Company IP Rights	Section 4.12(a)
Company Material Contracts	Section 4.11(a)
Company Plans	Section 4.13(a)
Company Policies	Section 4.18
Consideration	Section 7.8
D&O Parties	Section 6.23(b)
Deep South Interests	Recitals
Deep South Limited Partnership Interests	Recitals
Deep South Membership Interests	Recitals
Deep South Qualified Sub-S Subsidiaries	Recitals
Deep South Shares	Recitals
Disclosing Party	Section 6.9
Disclosure Schedules	Article V
DSM	Section 3.1
DSP	Section 3.1
Earn Out	Section 2.3
EBITDA	Section 2.3(a)(i)
Employee Stock Incentive Plan	Section 6.16(d)
Employee Stock Plan Proposal	Section 6.12(a)
Employment Agreement	Section 2.11
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(d)
Escrow Agent	Section 2.9(b)(x)
Escrow Agreement	Section 2.9(b)(x)
Executives	Section 6.26
First Adjusted EBITDA	Section 2.3(a)(i)
First Base EBITDA	Section 2.3(a)(i)
First Earn Out Payment	Section 2.3(a)(i)
First Earn Out Payment Date	Section 2.3(a)(iii)
First Earn Out Period	Section 2.3(a)(i)
First Hurdle EBITDA	Section 2.3(a)(i)
Indemnity Referee	Section 9.7(e)
Intermediate Companies	Section 3.1
Leased Property	Section 4.21(a)
Lock-Up Agreement	Section 2.9(b)(ix)
Loss	Section 9.2
Name Change Proposal	Section 6.12(a)
Non-Third Party Claim Notice	Section 9.7(d)
Outside Date	Section 10.1(d)
Parent	Preamble
Parent Escrow Amount	Section 2.10
Parent Plans	Section 5.14(a)
Parent Policies	Section 5.27
Parent SEC Reports	Section 5.6(a)
Parent Stockholder Meeting	Section 6.12(e)

Term	Location
Parent Warrants	Section 5.4(a)
Parent/Buyer Material Contracts	Section 5.13(a)
Post-Closing Payments	Section 9.2(f)
Praetorian Agreement	Section 2.12
Property Taxes	Section 7.4
Proprietary Rights	Section 4.12(a)
Proxy Statement	Section 6.12(a)
Purchase Option Units	Section 5.4(a)
Purchase Price	Section 2.2
Real Property Leases	Section 4.21(a)
Registration Rights Agreement	Section 2.9(b)(vii)
Requesting Party	Section 6.9
Second Adjusted EBITDA	Section 2.3(b)(i)
Second Base EBITDA	Section 2.3(b)(i)
Second Earn Out Payment	Section 2.3(b)(i)
Second Earn Out Payment Date	Section 2.3(b)(iii)
Second Earn Out Period	Section 2.3(b)(i)
Second Hurdle EBITDA	Section 2.3(b)(i)
Seller	Preamble
Seller Disclosure Schedule	Article IV
Seller Escrow Amount	Section 2.2(a)
Seller Indemnified Party	Section 9.3
Seller Partnership Interest	Section 3.1
Seller’s Business Plan	Section 2.3(a)(i)
Share Consideration	Section 2.2(a)
Stockholder	Preamble
Stockholder Disclosure Schedule	Article III
Stockholder Proposals	Section 6.12(a)
Termination Fee	Section 10.2(a)
Third Party Claim	Section 9.7(a)
Third Party Claim Notice	Section 9.7(a)
Transaction Proposal	Section 6.12(a)
Trustee	Section 5.17(a)
Working Capital Amount	Section 2.5(a)

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE; EARN OUT AND CLOSING

Section 2.1 Purchase and Sale of Deep South Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, deliver, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Deep South Interests and the Assigned Interests, free and clear of any Liens (other than restrictions on transfer which arise under applicable securities Laws and, with respect to the Assigned Interests, Permitted Liens).

Section 2.2 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in this Agreement, the aggregate purchase price for the Deep South Interests and the Assigned Interests shall be such amount (the “Purchase Price”) in cash and Parent Shares up to One hundred and Seventy-Five Million Dollars ($175,000,000), comprised of the following:

(a) An amount in cash and Parent Shares payable by Buyer to Seller at the Closing equal to 5.94 times the Governing EBITDA or, in the event that the Closing takes place prior to January 31, 2008, the Interim Governing EBITDA, up to a maximum amount of One Hundred Twenty-Five Million Dollars ($125,000,000) (the “Closing Payment”). Seller shall deliver to Parent the Governing EBITDA Income Statement and the calculation of Governing

EBITDA or the Interim Governing EBITDA Income Statement and the calculation of Interim Governing EBITDA, as applicable, at least five (5) days prior to the Closing Date. The Closing Payment will be comprised of: (x) the number of Parent Shares having a value equal to twenty percent (20%) of the Closing Payment less Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), such number of Parent Shares to be determined based upon a per share price in an amount equal to (i) the value of the Trust Account as of Parent’s fiscal quarter ending prior to the Closing Date, divided by (ii) 14,375,000 (the “Share Consideration”), and (y) an amount in cash equal to eighty percent (80%) of the Closing Payment plus Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (the “Cash Consideration”), provided that Two Million Dollars ($2,000,000) of such Cash Consideration (the “Seller Escrow Amount”) shall not be paid by Buyer to Seller at the Closing but shall be deposited by Buyer with the Escrow Agent pursuant to Section 2.10 hereof; and

(b) Such amounts as are payable pursuant to Section 2.3 hereof.

Section 2.3 Earn Out. As additional consideration for the Deep South Interests and the Assigned Interests, Parent agrees to pay to Seller an additional amount as provided in Section 2.3(a) and Section 2.3(b) (the “Earn Out”), payable in two (2) installments in cash, or at the election of Seller in Parent Shares (subject to applicable securities Laws), each installment determined in the manner set forth herein and payable in the manner and at the times set forth herein; provided, however, that the sum of the Closing Payment and the Earn Out shall not exceed One Hundred Seventy-Five Million Dollars ($175,000,000).

(a) First Earn Out Payment.

(i) Calculation. By the first Business Day after the earlier of the date that Parent files, or is required to file, with the SEC its Annual Report on Form 10-K for the twelve months ending on December 31, 2008 (the “First Earn Out Period”), Parent shall cause to be prepared (1) an audited consolidated income statement of the Companies covering the First Earn Out Period, prepared consistent with past practice and in accordance with GAAP consistently applied and used in the preparation of the Governing EBITDA Income Statement, audited by Parent’s auditors (the fees and expenses of which shall be paid by Parent), adjusted as set forth on Schedule 1.1(a)(i), and (2) a calculation of an Earn Out payment based on such consolidated income statement (the “First Earn Out Payment”), as follows:

First Earn Out Payment =	[(First Adjusted EBITDA – First Base EBITDA) ÷ (First Hurdle EBITDA – First Base EBITDA)] × [($175,000,000 – Closing Payment) ÷ 2]; provided, however, that the First Earn Out Payment (i) shall be $0 if First Adjusted EBITDA is less than First Base EBITDA, and (ii) shall not exceed an amount equal to ($175,000,000 – Closing Payment) ÷ 2,

Where:

First Adjusted EBITDA =	Adjusted EBITDA of the Companies for the First Earn Out Period.

First Base EBITDA =	0.93 × Governing EBITDA.

First Hurdle EBITDA =	1.25 × Governing EBITDA.

EBITDA =	an amount equal to (1) pre-tax net income, plus (2) interest expense, plus (3) depreciation and amortization expense.

Adjusted EBITDA =	EBITDA adjusted to exclude for each Earn Out Period (1) any impact from purchase accounting adjustments; (2) the first One Million Five Hundred Thousand Dollars ($1,500,000) of the costs and expenses incurred in connection with the operation of Parent; (3) the fees and expenses described on Schedule 2.3(a)(i); and (4) any revenues and expenses associated with business operations not conducted by the Companies at the time of the Closing, including, without limitation, any expansion of the business operations into new jurisdictions or in a manner not contemplated by Seller’s business plan attached hereto as Schedule 2.3(a)(i) and as amended from time to time (“Seller’s Business Plan”) at the time of the execution of this Agreement (any determination to exclude revenues and expenses described in this clause (4) shall be subject to approval by the Parent Board).

By way of illustration, assuming that Governing EBITDA is $18,000,000 and First Adjusted EBITDA is $22,000,000, then the First Earn Out Payment will be calculated as follows:

First Earn Out Payment =	[($22,000,000 – (0.93 × $18,000,000)) ÷ ((1.25 × $18,000,000) – (0.93 × $18,000,000))] × [($175,000,000 – $106,920,000) ÷ 2] = $31,085,139

(ii) Delivery to Seller. By the first Business Day after the earlier of the date that Parent files, or is required to file, with the SEC its Annual Report on Form 10-K for the twelve months ending on December 31, 2008, Parent will cause to be delivered to Seller the audited consolidated income statement upon which the calculation of the First Earn Out Payment is based and the calculation of the First Earn Out Payment and all components thereof. Seller shall be entitled to review the audit workpapers of Parent’s auditors relating to the audit of such consolidated income statement.

(iii) Payment; Disagreement. Within seven (7) days after the receipt of the First Earn Out Payment calculation from Parent, Seller shall (1) in the event that Seller is in agreement with the First Earn Out Payment calculation, confirm to Parent in writing Seller’s agreement with the First Earn Out Payment, which confirmation shall be accompanied by instructions as to the form of the First Earn Out Payment elected by Seller and wire transfer or delivery instructions, and within 3 (three) days after receipt of such confirmation (the “First Earn Out Payment Date”), Parent shall make the First Earn Out Payment in accordance with the instructions received, or (2) in the event Seller disagrees with the First Earn Out Payment calculation, deliver to Parent a written notice of such disagreement, specifying the nature of such disagreement, the reasons therefor and Seller’s recalculation of the First Earn Out Payment. If Seller elects to receive any part of the First Earn Out Payment in Parent Shares, then Seller shall receive such number of Parent Shares equal to such part of the First Earn Out Payment divided by the average closing price per Parent Share for the twenty (20) trading day period immediately preceding the First Earn Out Payment Date, as reported by Bloomberg LP. Parent shall have the right (but not the obligation) to set off such amount as is due to a Buyer Indemnified Party pursuant to Article IX against the First Earn Out Payment in accordance with the provisions of Section 9.7(e). If Seller delivers to Parent a written notice of disagreement with respect to Parent’s calculation of the First Earn Out Payment, such disagreement shall be resolved exclusively pursuant to the provisions of Section 2.6 hereof.

(b) Second Earn Out Payment.

(i) Calculation. By the first Business Day after the earlier of the date that Parent files, or is required to file, with the SEC its Annual Report on Form 10-K for the twelve months ending on December 31, 2009 (the “Second Earn Out Period”), Parent shall cause to be prepared (1) an audited consolidated income statement of the Companies covering the Second Earn Out Period, prepared consistent with past practice and in accordance with GAAP consistently applied and used in the preparation of the Governing EBITDA Income Statement, audited by Parent’s auditors (the fees and expenses of which shall be paid by Parent), adjusted as set forth in Schedule 1.1(a)(i), and (2) a calculation of an Earn Out payment based on such consolidated income statement (the “Second Earn Out Payment”), as follows:

Second Earn Out Payment =	[(Second Adjusted EBITDA – Second Base EBITDA) ÷ (Second Hurdle EBITDA – Second Base EBITDA)] × [($175,000,000 – Closing Payment) ÷ 2]; provided, however, that the Second Earn Out Payment (i) shall be $0 if Second Adjusted EBITDA is less than Second Base EBITDA, and (ii) shall not exceed an amount equal to ($175,000,000 – Closing Payment) ÷ 2,

Where:

Second Adjusted EBITDA =	Adjusted EBITDA of the Companies for the Second Earn Out Period.

Second Base EBITDA =	0.93 × 1.15 × Governing EBITDA.

Second Hurdle EBITDA =	1.25 × 1.20 × Governing EBITDA.

By way of illustration, assuming that Governing EBITDA is $18,000,000 and Second Adjusted EBITDA is $27,000,000, then the Second Earn Out Payment will be calculated as follows:

Second Earn Out Payment =	[($27,000,000 – (0.93 × 1.15 × $18,000,000)) ÷ ((1.25 × 1.20 × $18,000,000) – (0.93 × 1.15 × $18,000,000))] × [($175,000,000 – $106,920,000) ÷ 2] = $34,040,000

(ii) Delivery to Seller. By the first Business Day after the earlier of the date that Parent files, or is required to file, with the SEC its Annual Report on Form 10-K for the twelve months ending December 31, 2009, Parent will cause to be delivered to Seller the audited consolidated income statement upon which the calculation of the Second Earn Out Payment is based and the calculation of the Second Earn Out Payment and all components thereof. Seller shall be entitled to review the audit workpapers of Parent’s auditors relating to the audit of such consolidated income statement.

(iii) Payment; Disagreement. Within seven (7) days after the receipt of the Second Earn Out Payment calculation from Parent, Seller shall (1) in the event that Seller is in agreement with the Second Earn Out Payment calculation, confirm to Parent in writing Seller’s agreement with the Second Earn Out Payment, which confirmation shall be accompanied by instructions as to the form of the Second Earn Out Payment elected by Seller and wire transfer or delivery instructions, and within 3 (three) days after receipt of such confirmation (the “Second Earn Out Payment Date”), Parent shall make the Second Earn Out Payment in accordance with the instructions received, or (2) in the event Seller disagrees with the Second Earn Out Payment calculation, deliver to Parent a written notice of such disagreement, specifying the nature of such disagreement, the reasons therefor and Seller’s recalculation of the Second Earn Out Payment. If Seller elects to receive any part of the Second Earn Out Payment in Parent Shares, then Seller shall receive such number of Parent Shares equal to such part of the Second Earn Out Payment divided by the average closing price per Parent Share for the twenty (20) trading day period immediately preceding the Second Earn Out Payment Date, as reported by Bloomberg LP. Parent shall have the right (but not the obligation) to set off such amount as is due to a Buyer Indemnified Party pursuant to Article IX against the Second Earn Out Payment in accordance with the provisions of Section 9.7(e). If Seller delivers to Parent a written notice of disagreement with respect to Parent’s calculation of the Second Earn Out Payment, such disagreement shall be resolved exclusively pursuant to the provisions of Section 2.6 hereof.

(c) Consultation. During the Earn Out Period, Parent shall consult with Seller on its calculation of the Earn Out. The Parties shall act reasonably in connection with such calculation and the Parent Board shall act in accordance with its fiduciary duties under Delaware Law and otherwise act in accordance with applicable Law.

(d) Other Payments to Seller.

(i) During First Earn Out Period. As additional consideration for the Deep South Interests and the Assigned Interests, in the event that Stockholder’s employment with Parent, Buyer or the Companies is terminated without Cause (as defined in his Employment Agreement (as set forth in Exhibit D hereto)) at any time during the First Earn Out Period, then, in lieu of the First Earn Out Payment due under Section 2.3(a) hereof, Seller shall receive Thirty-Two Million Five Hundred Thousand Dollars

($32,500,000), provided that the sum of the Closing Payment, the payment pursuant to this Section 2.3(d)(i) and the Second Earn Out Payment shall not exceed One Hundred Seventy-Five Million Dollars ($175,000,000).

(ii) During Second Earn Out Period. As additional consideration for the Deep South Interests and the Assigned Interests, in the event that Stockholder’s employment with Parent, Buyer or the Companies is terminated without Cause (as defined in his Employment Agreement (as set forth in Exhibit D hereto)) at any time during the Second Earn Out Period, then, in addition to the First Earn Out Payment due under Section 2.3(a) and the Second Earn Out Payment due under Section 2.3(b) hereof, Seller shall receive Fifteen Million Dollars ($15,000,000) provided that (1) the sum of such Fifteen Million Dollars ($15,000,000) and the Second Earn Out Payment shall not exceed Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000), and (2) the sum of the Closing Payment, the First Earn Out Payment, the Second Earn Out Payment and the payment pursuant to this Section 2.3(d)(ii) shall not exceed One Hundred Seventy-Five Million Dollars ($175,000,000).

(e) Approval Rights. During the Earn Out Period, any proposed acquisitions by Parent or any of its Subsidiaries that are considered by Parent’s Board shall require the approval of all of the independent directors on the Board of Directors of Parent in addition to any other approval that may be required.

Section 2.4 Governing EBITDA Income Statement.

(a) Calculation by Seller and Response of Parent.

(i) In the event that the Closing Payment is determined using Interim Governing EBITDA, then Seller shall deliver to Parent the Governing EBITDA Income Statement and the calculation of Governing EBITDA no later than January 31, 2008.

(ii) Whenever the Governing EBITDA Income Statement and the calculation of Governing EBITDA is delivered by Seller to Parent pursuant to Section 2.2(a) or Section 2.4(a), Parent shall be entitled to review the audit workpapers of Sutton Frost Cary LLP relating to the audit of the Governing EBITDA Income Statement. Within ten (10) Business Days after the delivery of the Governing EBITDA Income Statement and the calculation of Governing EBITDA, Parent shall confirm to Seller in writing Parent’s agreement with the calculation of the Governing EBITDA or deliver to Seller a written notice of its disagreement therewith, specifying the nature of the disagreement, the reasons therefor and Parent’s recalculation of the Governing EBITDA. Any such disagreement shall be determined and resolved exclusively pursuant to the provisions of Section 2.6 hereof. Any such disagreement by Parent shall not be deemed to be a failure of a condition to the obligation of Parent and Buyer to consummate the transactions as contemplated hereby.

(b) Payment. Upon determination of the Final Governing EBITDA:

(i) If the Final Governing EBITDA is less than the Governing EBITDA or the Interim Governing EBITDA, as applicable, used to calculate the Closing Payment, then

Seller shall pay to Buyer an amount in cash equal to the difference between (i) the Closing Payment calculated at Closing on the basis of Governing EBITDA or Interim Governing EBITDA, as applicable, and (ii) the Closing Payment calculated on the basis of Final Governing EBITDA, which payment may be made from the Seller Escrow Amount pursuant to the terms of the Escrow Agreement, or

(ii) If the Final Governing EBITDA is greater than the Governing EBITDA or the Interim Governing EBITDA, as applicable, used to calculate the Closing Payment, then Buyer shall pay to Seller an amount in cash equal to the difference between (i) the Closing Payment calculated on the basis of Final Governing EBITDA and (ii) the Closing Payment calculated at Closing on the basis of Governing EBITDA or Interim Governing EBITDA, as applicable, which payment may be made from the Parent Escrow Amount pursuant to the terms of the Escrow Agreement.

Section 2.5 Post-Closing Working Capital Adjustment.

(a) Calculation by Seller. Within forty five (45) days after the Closing Date, Seller shall prepare and deliver to Parent (i) a consolidated balance sheet of the Companies as of the Closing Date, prepared consistent with past practice and in accordance with GAAP consistently applied and used in the preparation of the Companies’ Annual Financial Statements, adjusted as set forth in Schedule 2.5(a) (the “Closing Balance Sheet”), and (ii) a calculation of the current consolidated assets less the current consolidated liabilities of the Companies based on the Closing Balance Sheet (the “Working Capital Amount”).

(b) Response of Parent. Within ten (10) Business Days after the receipt of the Closing Balance Sheet and calculation of the Working Capital Amount, Parent shall confirm to Seller in writing Parent’s agreement with the calculation of the Working Capital Amount or deliver to Seller a written notice of its disagreement therewith, specifying the nature of such disagreement, the reasons therefor and Parent’s recalculation of the Working Capital Amount. If Parent delivers to Seller a notice of disagreement with respect to Seller’s calculation of the Working Capital Amount, such disagreement shall be resolved exclusively pursuant to the provisions of Section 2.6 hereof.

(c) Payment. In the event that Parent has confirmed to Seller its agreement with the calculation of the Working Capital Amount:

(i) If the Working Capital Amount is greater than Two Million Dollars ($2,000,000), then Buyer shall pay to Seller an amount in cash equal to such excess, which payment may be made from the Parent Escrow Amount pursuant to the terms of the Escrow Agreement; or

(ii) If the Working Capital Amount is less than Two Million Dollars ($2,000,000), then Seller shall pay to Buyer an amount in cash equal to such deficiency, which payment may be made from the Seller Escrow Amount pursuant to the terms of the Escrow Agreement.

Section 2.6 Resolution of Disagreements. Within ten (10) days following: (i) the receipt by Seller of a notice of disagreement from Parent with respect to Seller’s calculation of the Governing EBITDA or the Working Capital Amount, or (ii) the receipt by Parent of a notice of disagreement from Seller with respect to Parent’s calculation of the First Earn Out Payment or the Second Earn Out Payment, Seller and Parent will seek to resolve such disagreement in good faith. If at the end of such ten (10) days such disagreement is not resolved, Seller and Parent shall select an independent registered public accounting firm from among KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young and Deloitte & Touche LLP (provided that any such selected firm shall not otherwise be engaged by either Party), to resolve any such disagreement. The determination by such firm shall be delivered in writing to, and shall be final and binding upon, Stockholder, Seller, Buyer and Parent. Each of Stockholder, Seller, Buyer and Parent hereby agrees that the provisions of this Section 2.6 shall be the sole and exclusive remedy of the Parties with respect to any issue or claim relating to the calculation of the Governing EBITDA, the Working Capital Amount, the First Earn Out Payment or the Second Earn Out Payment. Payment of the amount due to either Seller or Buyer pursuant to the determination by such firm shall be made within five (5) days following receipt by Seller, Buyer and Escrow Agent of such written determination. The fees and expenses of any such firm shall be paid one half by Seller and one half by Parent.

Section 2.7 Fractional Shares. If the calculation of the number of Parent Shares to be received as Share Consideration, or in satisfaction of an Earn Out Payment paid in Parent Shares at the election of Seller as set forth in Section 2.3 hereof, would result in the issuance of fractional shares, then the number of Parent Shares that Seller would otherwise receive as Share Consideration, or as an Earn Out Payment, shall be rounded down to the nearest whole number of shares (which shall be the Share Consideration, or the Earn Out Payment, payable to such Seller) and Seller shall receive an additional amount of cash equal and attributable to the fractional interest.

Section 2.8 Restricted Securities.

(a) Legends. Seller and Stockholder understand and acknowledge that unless the one year lock-up period applicable to the Parent Shares issued to Seller pursuant to the Lock-Up Agreement attached hereto as Exhibit B has expired and a registration statement has been declared effective by the SEC in accordance with the Securities Act or the Parent Shares are immediately saleable under Rule 144(k) (or any successor provision) promulgated under the Securities Act, any Parent Shares issued pursuant to Section 2.2 or Section 2.3 hereof, shall bear one or more legends in substantially the following forms:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS WITH RESPECT TO THE TRANSFER OF SUCH SECURITIES SET FORTH IN THE LOCK-UP AGREEMENT, BY AND AMONG THE ISSUER, DEEP SOUTH HOLDING, L.P. AND DAVID J. DISIERE, DATED AS OF [            ]. A COPY OF SUCH AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.”

Section 2.9 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York time, on the fifth (5th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Parent and Seller may mutually agree in writing (the “Closing Date”). The Closing shall be deemed to have been consummated at 11:59 p.m., New York time, on the Closing Date.

(b) At the Closing, Seller and Stockholder shall deliver the following to Parent and Buyer:

(i) certificates representing the Deep South Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank and with all appropriate stock transfer tax stamps affixed;

(ii) an assignment of the Deep South Limited Partnership Interests free and clear of any Lien;

(iii) an assignment of the Deep South Membership Interests free and clear of any Lien;

(iv) all of the books and records of Seller relating to the Companies;

(v) copies of all records including all signature authorization cards, pertaining to the bank accounts listed on Schedule 4.20;

(vi) resignations to be effective as of the Closing of members of the board of directors of the Companies as set forth in Schedule 2.9(b)(vi);

(vii) the Registration Rights Agreement between Parent and Seller, in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”), duly executed by Seller;

(viii) a certificate of non-foreign status of the person treated as owner of the Deep South Interests for U.S. federal income tax purposes pursuant to Section 1445 of the Code and Section 1.1445-2(b) of the Treasury Regulations promulgated thereunder;

(ix) the Lock-Up Agreement among Seller, Stockholder and Parent, in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”), duly executed by Seller and Stockholder;

(x) the Escrow Agreement among Seller, Stockholder, Parent, Buyer and Regions Bank, as escrow agent (the “Escrow Agent”) in a form that is mutually acceptable to Parent and Seller (the “Escrow Agreement”), duly executed by Seller and Stockholder;

(xi) the Assignment and Assumption Agreement between Seller and Buyer in substantially the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”), duly executed by Seller; and

(xii) all other documents and instruments required to be delivered by Seller on or prior to the Closing Date pursuant to Section 8.2 hereof or as may be reasonably requested by Parent in connection with the Closing.

(c) At the Closing, Parent and Buyer will deliver the following to Seller:

(i) an amount equal to the Cash Consideration minus the Seller Escrow Amount by wire transfer of immediately available funds to such account or accounts specified by Seller in writing no less than three (3) Business Days prior to the Closing Date;

(ii) certificates representing the number of Parent Shares equal to the Share Consideration, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank and with all appropriate stock transfer tax stamps affixed;

(iii) the Registration Rights Agreement duly executed by Parent;

(iv) the Lock-Up Agreement duly executed by Parent;

(v) the Escrow Agreement duly executed by Parent and Buyer;

(vi) the Assignment and Assumption Agreement duly executed by Parent and Buyer; and

(vii) all other documents and instruments required to be delivered by Parent or Buyer on or prior to the Closing Date pursuant to Section 8.3 hereof or as may be reasonably requested by Seller in connection with the Closing.

Section 2.10 Escrow Arrangements. On the Closing Date, Parent shall deposit with the Escrow Agent (i) the Seller Escrow Amount and (ii) an amount in cash equal to Two Million Dollars ($2,000,000) (the “Parent Escrow Amount”). Any amounts held in escrow after the determination of the Final Governing EBITDA and the determination of the Final Working Capital Amount and payments in respect thereof pursuant to Section 2.4(b), Section 2.5(c) and Section 2.6 hereof shall be released in accordance with the terms of the Escrow Agreement.

Section 2.11 Employment Agreement. Simultaneously with the execution of this Agreement, the employment agreement among Parent, Buyer and Stockholder set forth as Exhibit D hereto (the “Employment Agreement”), which provides among other things, for the effectiveness of the terms thereof upon the Closing, shall be executed and delivered by the parties thereto.

Section 2.12 Agreement with Praetorian Financial Group, Inc. Buyer and Seller acknowledge that prior to the date hereof, and as a condition to Parent’s and Buyer’s entering into this Agreement, the Companies have entered into a three-year agreement with Praetorian Financial Group, Inc., a copy of which is attached as Exhibit E hereto (the “Praetorian Agreement”), to continue to write the premium produced by the Companies and that the terms of the Praetorian Agreement are acceptable to Parent, such acceptance being deemed given upon the execution by Parent of this Agreement. Seller agrees to use commercially reasonable efforts to arrange for the transfer from the Companies to Seller prior to the Closing of the right under the Praetorian Agreement to receive Contingent Commissions in respect of all business entered into by the Companies on or prior to December 31, 2007.

Section 2.13 Fiscal Year End of Parent. Immediately after the Closing but no earlier than January 1, 2008, the fiscal year end of Parent shall be changed to December 31 of each year, starting with the year 2008.

Section 2.14 Bulk Sales Laws. Buyer hereby waives compliance by Seller and Seller’s Affiliates with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all the Assigned Interests to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO STOCKHOLDER

Except as otherwise disclosed to Parent and Buyer in a schedule delivered to Parent and Buyer by Stockholder prior to the execution of this Agreement (the “Stockholder Disclosure Schedule”), Stockholder hereby represents and warrants to Parent and Buyer as follows:

Section 3.1 Ownership of Seller. Stockholder is the lawful owner, of record and beneficially, of (i) ninety-nine percent (99%) of the partnership interests in Seller (the “Seller Partnership Interest”), (ii) 99% of the membership interests in Deep South Holding Management, LLC, a Texas limited liability company (“DSM”) and (iii) ninety-nine percent

(99%) of the partnership interest in Deep South Partners, a Texas limited partnership (“DSP” and together with DSM, the “Intermediate Companies”) and has good, valid and marketable title to the Seller Partnership Interest, the ninety-nine percent (99%) membership interest in DSM and the ninety-nine percent (99%) partnership interest in DSP, each free and clear of any Liens (other than restrictions on dispositions imposed by applicable securities Laws) whatsoever and with no restriction on the rights and other incidents of record and beneficial ownership pertaining thereto. Other than the Seller’s Equity Interest in the Companies, Stockholder’s ninety-nine percent (99%) indirect ownership interest in the Companies and Teresa Disiere’s one percent (1%) indirect ownership interest in the Companies, there is no Equity Interest in any of the Companies held by any Person. Other than the partnership interest of the Intermediate Companies in Seller, the Seller Partnership Interest and Teresa Disiere’s one percent (1%) indirect ownership interest in Seller, there is no partnership interest in Seller held by any Person. Except for this Agreement and as set forth in Schedule 3.1, there are no Contracts between Stockholder, the Intermediate Companies or Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of any Equity Interest in any of the Companies or any other matters in any way pertaining or relating to, the transfer of any Equity Interest of any of the Companies, and, except as contemplated by this Agreement and the Related Documents or the transactions specifically contemplated hereby and thereby, none of Seller, Stockholder, the Intermediate Companies nor any other Person has any right whatsoever to receive or acquire any additional Equity Interest in any of the Companies.

Section 3.2 Authorization of Transaction. Stockholder has all requisite power and authority to enter into this Agreement and each Related Document to which he is a party. This Agreement and each Related Document to which Stockholder is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by Stockholder, and, assuming the due authorization, execution and delivery thereof by Buyer and Parent, this Agreement and each Related Document to which Stockholder is or will be a party constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 Consents and Approvals; No Conflict.

(a) The execution and delivery by Stockholder of this Agreement and each Related Document to which he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, Permit, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) as set forth in Schedule 3.3(a) or (ii) the expiration of the waiting period requirements under the HSR Act and the requirements of the antitrust Laws of any other relevant jurisdiction.

(b) Assuming compliance with the waiting period under the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions described in Section 3.3(a) hereof, the execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby will not: (i) violate any Organizational Document of any Intermediate Company, (ii) conflict with or violate any Law applicable to Stockholder or any Intermediate Company or (iii) except as set forth in

Schedule 3.3(b), result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, conflict with or give rise to any right of or result in the termination under any Contract to which Stockholder or an Intermediate Company is a party, except in the case of clauses (ii) or (iii) above, as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Brokers’ Fees. Except with respect to the fees, commissions or expenses payable by Seller to Keefe, Bruyette & Woods, Inc. (whose fees, commissions and expenses shall be paid by Seller), no agent, broker, finder, investment banker or other Person acting on behalf of Stockholder is, or will be, entitled to any brokerage, finder’s or other fee or commission from any of the Parties, or from any Affiliate of the Parties, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder or their Affiliates.

Section 3.5 Compliance with Laws. Stockholder is not in violation of, or to the Knowledge of Stockholder, under investigation with respect to or has been given notice of any violation of, any Law or Permit, except for such violations which would not reasonably be expected to, individually and in the aggregate, (i) materially adversely affect the manner or jurisdiction(s) in which the Companies do business or (ii) have a Material Adverse Effect.

Section 3.6 Disclosure. Except for the express representations and warranties contained in Article III, Article IV, the Stockholder Disclosure Schedule and the Seller Disclosure Schedule, Stockholder shall not be deemed to have made any other representation or warranty, express or implied, to Parent or Buyer. None of such representations and warranties contained in Article III, Article IV, the Stockholder Disclosure Schedule and the Seller Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. Stockholder is not aware of any fact that has not been disclosed to Parent and that constitutes a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

RELATING TO SELLER AND THE COMPANIES

Except as otherwise disclosed to Parent and Buyer in a schedule delivered to Parent and Buyer by Seller prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Seller and Stockholder jointly and severally represent and warrant to Parent and Buyer as follows:

Section 4.1 Organization; Authority.

(a) Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

(b) Each Company is duly formed, validly existing and is duly qualified to do business and is in good standing under the Laws of its respective jurisdiction of formation and in each jurisdiction within which it owns or leases property or carries on business. Each Company has the requisite authority and power to own or lease its assets and to conduct its business as currently being conducted.

Section 4.2 Authorization; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, and upon their execution the Related Documents will be, duly and validly authorized and approved by all requisite action on the part of Seller. This Agreement and each Related Document to which Seller is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery thereof by Buyer and Parent, this Agreement and each Related Document to which Seller is or will be a party constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3 Consents and Approvals; No Conflict.

(a) The execution and delivery by Seller of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, Permit, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) as set forth in Schedule 4.3(a) or (ii) the expiration of the waiting period requirements under the HSR Act and the requirements of the antitrust Laws of any other relevant jurisdiction.

(b) Assuming compliance with the waiting period under the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions described in Section 4.3(a) hereof, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not: (i) violate any Organizational Document of Seller or the Companies, (ii) conflict with or violate any Law applicable to Seller or the Companies or (iii) except as set forth in Schedule 4.3(b), result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, conflict with or give rise to any right of or result in the termination under or creation of any Lien upon any of the Deep South Interests, or any Company Material Contract, except in the case of clauses (ii) or (iii) above, as would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Capitalization of the Companies.

(a) The Deep South Interests (i) constitute all of the issued and outstanding shares of capital stock, limited partnership interests or membership interests, as applicable, of the Companies, (ii) have been duly authorized and validly issued, (iii) were not issued in violation of any preemptive or other similar right and (iii) with respect to the Deep South Shares, are fully paid and non-assessable. Seller has good and valid title to, holds of record and owns beneficially, the Deep South Interests, free and clear of any Liens other than Liens that will be removed immediately prior to the Closing and other than restrictions on transfer which arise under applicable securities Laws.

(b) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of any Company, any other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of any Company, and there are no agreements of any kind which may obligate any Company to issue, purchase, redeem or otherwise acquire any of their respective Equity Interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the Deep South Interests.

Section 4.5 Subsidiaries. Except as set forth in Schedule 4.5, the Companies do not own or control, directly or indirectly, any interest in any Subsidiary.

Section 4.6 Litigation. Except as set forth in Schedule 4.6, (a) there are no lawsuits or actions before any Governmental Authority pending, or claims, proceedings or investigations pending, or, to the Knowledge of Seller, threatened by any Person against Stockholder, Seller or the Companies or relating to or affecting their assets that, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (b) to the Knowledge of Seller, there is no order, writ or unsatisfied judgment from any Governmental Authority or settlement that would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Brokers’ Fees. Except with respect to the fees, commissions or expenses payable by Seller to Keefe, Bruyette & Woods, Inc. (whose fees, commissions and expenses shall be paid by Seller), no agent, broker, finder, investment banker or other Person acting on behalf of Seller is, or will be, entitled to any brokerage, finder’s or other fee or commission from any of the Parties, or from any Affiliate of the Parties, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 4.8 Financial Statements; Undisclosed Liabilities.

(a) Seller has furnished to Parent the audited balance sheet, together with related consolidated statements of income and cash flows, for the Companies as of and for the years ended December 31, 2006 and 2005 (the “Companies’ Annual Financial Statements”) and the unaudited balance sheet, together with related consolidated statements of income and cash flows, for the Companies as of and for the three-month period ended March 31, 2007 (the “Companies’ Interim Financial Statements” and, together with the Companies’ Annual Financial Statements, the “Companies’ Financial Statements”). The Companies’ Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of the Companies as of the respective dates thereof and for the periods stated. The Companies’ Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto (except that the Companies’ Interim Financial Statements do not contain footnotes and are subject to normal recurring year-end adjustments). The Companies’ Financial Statements have been prepared in accordance with the books and records of the Companies consistent with past practice.

(b) Except (i) as reflected or adequately reserved against in the Companies’ Financial Statements, (ii) for liabilities which have been incurred since March 31, 2007 in the ordinary course of business consistent with past practice and (iii) as set forth in Schedule 4.8(b), there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that would reasonably be expected to have a Material Adverse Effect.

Section 4.9 Internal Controls. The Companies maintain books and records reflecting their assets and liabilities and maintain internal accounting controls that Seller reasonably believes provide reasonable assurance that (i) all material transactions are executed with management’s authorization; (ii) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; and (iii) all material accounts, notes and other receivables are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis. As of the date of this Agreement, to the Knowledge of Seller and the Knowledge of Stockholder, (x) there are no significant deficiencies in the design or operation of any Company’s internal controls over financial reporting that could reasonably be expected to adversely affect in any material respect such Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no material violation of accounting rules and practices that involved any employee of a Company who has a significant role in a Company’s internal controls over financial reporting.

Section 4.10 Absence of Changes. Except as set forth in Schedule 4.10, since December 31, 2006, (a) each Company has operated in the ordinary course of business consistent with its past practices and (b) there has not been any event, change, occurrence, circumstance, fact or other matter that would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as set forth in Schedule 4.10, since December 31, 2006, the Companies have not taken any action that, if taken after the signing of this Agreement, would require the consent of Parent under Section 6.1 hereof.

Section 4.11 Contracts.

(a) Schedule 4.11(a) contains a true and complete list of the following Contracts in effect on the date of this Agreement to which any Company is a party (the “Company Material Contracts”):

(i) except for any intercompany Indebtedness that will be cancelled or converted to equity prior to the Closing, each Contract for Indebtedness, involving an obligation in excess of $100,000;

(ii) each Contract involving a remaining commitment to pay capital expenditures with respect to its business in excess of $100,000;

(iii) each Contract for lease of personal property or real property involving aggregate payments in excess of $100,000 in any calendar year;

(iv) each employment Contract involving aggregate payments in excess of $100,000 in any calendar year, and each Contract providing retention, severance or projected bonus payments in excess of $50,000 individually or $100,000 in the aggregate, in each case that have not been paid in full as of the date of this Agreement;

(v) each Contract between Seller or a Seller Affiliate (other than the Companies), on the one hand, and any Company, on the other hand, which will survive the Closing and which cannot be cancelled by such Company upon ninety (90) days’ or less notice without payment of a penalty in excess of $100,000;

(vi) each Contract that provides for a limit on the ability of any Company to compete in any line of business or with any Person, or hire any employees or consultants, in any geographic area during any period of time after the Closing that cannot be terminated by such Company upon ninety (90) days’ or less notice without payment of penalty in excess of $100,000;

(vii) each Contract requiring any Company to deal exclusively with any Person or any Person to deal exclusively with any Company that cannot be terminated by such Company upon ninety (90) days’ or less notice without payment of penalty in excess of $100,000;

(viii) each Contract for the acquisition or disposition of a Person (other than a natural person) or a division of a Person made within the preceding four (4) years (whether or not such acquisition or disposition was consummated);

(ix) all insurance agency, broker, underwriting management, profit-sharing, intermediary, service, consulting or similar Contracts between any of the Companies and any insurer, reinsurer, producer, agent, broker, or third party administrator, which, in any case, accounts for more than five percent (5%) of the fee revenues or aggregate commissions of the Companies taken together for either the calendar year 2006 or the calendar quarter ending March 31, 2007; and

(x) except for Contracts of the nature described in clauses (i) through (ix) above, each Contract involving aggregate payments by or to any Company in excess of $100,000 in any future calendar year that cannot be terminated by such Company upon ninety (90) days’ or less notice without payment of penalty in excess of $100,000.

(b) True and complete copies of all Company Material Contracts have been made available to Buyer.

(c) Each Company Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Company that is a party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No Company and, to the Knowledge of Seller, no other party, is in material breach of any Company Material Contract, and none of Seller or any Company has received any written or, to the Knowledge of Seller, oral notice of termination or breach of any Company Material Contract. No party (including any of the Companies) has accelerated, terminated, modified or canceled or waived any material right under any Company Material Contract and, to the Knowledge of Seller, no party intends to take any such action.

Section 4.12 Intellectual Property.

(a) Except as set forth in Schedule 4.12(a), (i) each Company is the sole owner of, or has a valid license to, all U.S. and foreign trademarks, service marks, trade names, corporate names, patents and copyrights (“Proprietary Rights”), used for the conduct of its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to such Company, subject to such exception, collectively, the “Company IP Rights”), (ii) no Company has received any written claim or allegation from any Person in respect of the Company IP Rights which challenges the validity of any such Company IP Rights, (iii) to the Knowledge of Seller, no Company is in violation or infringement of any Proprietary Rights of any other Person and (iv) to the Knowledge of Seller, no Person is infringing on any Company IP Rights.

(b) Schedule 4.12(b) contains a complete and accurate list of the Company IP Rights. The Company IP Rights constitute all intellectual property rights used as of the date hereof for the conduct of the business of the Companies.

Section 4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) contains a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee compensation and fringe benefit plans or arrangements (including all bonus, incentive and stock compensation plans) maintained or contributed to by Seller or any Company that could reasonably be expected to result in aggregate annual liabilities to a Company over the next five years in excess of $10,000 (collectively, the “Company Plans”) for the benefit of current or former employees of the Companies (the “Company Employees”) and their beneficiaries and dependents. With respect to each Company Plan, true and complete copies of the following documents have been furnished to Buyer and Parent or were made available for inspection by Buyer and Parent prior to the date hereof, to the extent in each case that such documents exists: (i) current plan documents, plan amendments, and any other documents that establish the existence of the plan or arrangement, including any funding instruments; (ii) current summary plan descriptions and summaries of material modifications, if any; (iii) the most recent tax qualified determination letters, if any, received from (or applications pending with) the IRS; and (iv) the most recent Form 5500 Annual Reports.

(b) Each Company Plan has been maintained and operated in compliance, in all material respects, with its terms and with the requirements of ERISA, the Code and all other applicable Laws. The IRS has issued a favorable determination letter with respect to each Company Plan intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and, to the Knowledge of Seller, there are no existing circumstances, and no events have occurred, that could adversely affect the qualified status of any such Company Plan or the related trust.

(c) To the Knowledge of Seller, there are no investigations or termination proceedings by any Governmental Authority or other claims (except for routine claims for benefits), suits or proceedings against or involving any Company Plan, nor has there occurred any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Company Plan, which would reasonably be expected to result in a material Tax or penalty.

(d) No Company, nor any entity that together with any Company would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”), has been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any plan subject to Section 412 of the Code or Title IV of ERISA.

(e) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would have a material adverse effect on Buyer following the Closing. Without limiting the generality of the foregoing, no Company, nor any ERISA Affiliate, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(f) All contributions to the Company Plans that were required to be made or accrued in accordance with such Company Plan or any applicable Law have been timely made or accrued.

(g) Except as set forth in Schedule 4.13(g), neither Seller nor any Company has any liability or obligation under any “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) to provide life insurance or medical benefits after termination of employment to any Company Employees or dependent other than as required by Part 6 of Title I of ERISA. Seller and each Company have complied in all material respects with the continuation coverage requirements required by Part 6 of Title I of ERISA.

(h) Except as set forth in Schedule 4.13(h), the consummation of the transactions contemplated by this Agreement will not (i) entitle any Company Employees to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans, (iii) result in any payments which would not be deductible under Section 162(m) or Section 280G of the Code, or (iv) result in the imposition of any additional Tax under Section 409A of the Code.

Section 4.14 Taxes. Except as set forth in Schedule 4.14:

(a) all material Tax Returns required to be filed on or before the Closing Date by or on behalf of, or including, any Company have been filed or will be filed in a timely manner (taking into account extensions) with the appropriate Tax Authority and such Tax Returns are true and complete in all material respects;

(b) all Taxes of any Company shown as due on such Tax Returns (or any material Taxes of any Company otherwise due) have been timely paid in full;

(c) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, each Company has made due and sufficient accruals for Taxes on the appropriate books and records through the end of the last period for which such items are ordinarily recorded on such books;

(d) there are no Liens (other than Permitted Liens) on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any material Tax;

(e) there is no written claim pending by any applicable Tax Authority in connection with any material Tax relating to any Company;

(f) none of such material Tax Returns is now under audit or examination by any Tax Authority and no Company is a party to any litigation relating to material Taxes;

(g) there are no agreements or waivers providing for an extension of time with respect to the assessment or collection of any Tax relating to any Company;

(h) no Company is currently the beneficiary of any extension of time within which to file any material Tax Return;

(i) to the Knowledge of Seller, there are no material unresolved claims in writing by a Tax Authority in a jurisdiction where a Company has not paid Taxes or filed Tax Returns asserting that such Company is or may be subject to Taxes assessed by such jurisdiction;

(j) there are no Tax rulings, requests for rulings, closing agreements or other arrangements with a Tax Authority relating to any Company which could materially affect such Company’s liability for Taxes for any taxable period ending after the Closing Date;

(k) no Company has received a Tax opinion with respect to any material transaction, other than a transaction in the ordinary course of business, relating to such Company;

(l) no Company is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code. To the extent any Company has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), such participation has been adequately disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form) or on a written attachment to such Form or predecessor Form;

(m) no Company is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement or has any liability for Taxes of any Person (other than another Company) under Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law);

(n) at all times since their formation, the Deep South Qualified Sub-S Subsidiaries have been qualified subchapter S subsidiaries under Section 1361(b)(3)(B) of the Code and, to the extent permitted, for state and local income Tax purposes, and at all times since their formation have been eligible for such treatment;

(o) Schedule 4.14 sets forth the extent to which any of the Deep South Qualified Sub-S Subsidiaries has, in the past ten (10) years, acquired material assets from a corporation in a transaction in which such subsidiary’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor;

(p) at all times since its formation, each of Deep South Surplus of Texas, Ltd. and Deep South Surplus of Texas Management, LLC has been a disregarded entity for federal, state and local income Tax purposes;

(q) Schedule 4.14 sets forth all of the assets of the Companies that constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code; and

(r) the activities of any employees of any of the Companies, including loss control representatives and claim representatives, prior to the Closing have not caused any of the Companies to be subject to state or local income, franchise or similar taxes in any jurisdiction in which the applicable Company does not file income, franchise or other similar tax returns.

Section 4.15 Environmental Matters.

(a) (i) The Companies are in compliance in all material respects with all applicable Environmental Laws; (ii) there are no claims, proceedings, investigations or actions by any Person pending, or to the Knowledge of Seller threatened, against Seller, Stockholder or the Companies or any of their Affiliates (x) arising under or pursuant to any Environmental Law in connection with any of the Companies, or their current or former businesses or assets, (y) concerning any Hazardous Substances actually generated, treated, transported, disposed or stored by or on behalf of any of the Companies, or their current or former businesses or assets, or (z) concerning the presence or release of any Hazardous Substance on any property owned, leased, operated or otherwise used by any of the Companies or their current or former businesses; (iii) none of Seller, Stockholder, the Companies or any of their Affiliates is subject to any order, decree or injunction of any Governmental Authority with regard to any Environmental Law or Hazardous Substances concerning the Companies or their current or former businesses and none of Seller, Stockholder, the Companies or any of their Affiliates is subject to any settlement agreement with any Person relating to any Environmental Law or Hazardous Substances concerning the Companies or their current or former businesses; and (iv) to Knowledge of Seller there are no circumstances or conditions involving any of the Companies, any assets or businesses currently or formerly owned, leased, operated or otherwise used by any of the Companies, or any of the assets or businesses of any predecessors of any of the Companies arising under or pursuant to Environmental Law or in connection with any Hazardous Substances actually generated, treated, transported, disposed or stored by or on behalf of any of the Companies that could reasonably be expected to result in a Material Adverse Effect.

(b) Buyer and Parent has been provided with correct and complete copies of all material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, or that are in the possession of, the Companies, Seller or any Affiliate of Seller in relation to any premises presently or formerly owned, leased, operated or otherwise used by the Companies.

(c) None of the transactions contemplated by this Agreement will trigger an obligation under any Environmental Property Transfer Act.

Section 4.16 Compliance with Laws.

(a) Except as set forth on Schedule 4.16, none of the Companies is in violation of, has received notice of any violation of, or, to the Knowledge of Seller and to the Knowledge of Stockholder, is under investigation with respect to any violation of, any Law or Permit. Except as set forth on Schedule 4.16, to the personal knowledge of Stockholder based upon inquiries made of each of the owners, partners, officers and directors of the Companies, none of such persons, and, to the personal knowledge of Stockholder, no other employee of any of the Companies nor any person that would be deemed to have a controlling interest in a Company by a Governmental Authority charged with regulating the business of insurance of any state in which a Company is licensed, is in violation of any Law or Permit that could reasonably be expected to, individually or in the aggregate, (i) result in a liability to any of the Companies in excess of $10,000, (ii) adversely affect the manner or jurisdiction(s) in which the Companies do business or currently plan to do business, or (iii) have a Material Adverse Effect (excluding traffic violations and other minor offenses).

(b) Except as set forth on Schedule 4.16, none of the Companies or any owner, partner, officer, director of a Company or any person that would be deemed to have a controlling interest in a Company by the Governmental Authority charged with regulating the business of insurance of any state in which such Company is licensed and, to the personal knowledge of Stockholder, no other employee of the Company, has in the past ten years:

(i) been convicted of a crime or is currently charged with committing a crime (in each case other than misdemeanors);

(ii) had a professional or occupational license terminated, suspended or revoked, or been involved in any manner in an administrative proceeding in which any such action was threatened;

(iii) been found liable in, or is a party to, any lawsuit or arbitration proceeding involving allegations against it, him or her of fraud, misappropriation or conversion of funds, misrepresentation or breach of fiduciary duty;

(iv) had an insurance agency contract or any other business relationship with an insurance company terminated for any alleged misconduct; and

(v) been sanctioned or penalized by a Governmental Authority in connection with the conduct of the business of the Companies or, with respect only to Stockholder and Teresa E. Disiere, any predecessor employer (excluding traffic violations and other minor offenses), and, to the Knowledge of Seller and to the Knowledge of Stockholder, there is no pending proceeding or investigation in which any such sanction or penalty is threatened.

Section 4.17 Permits.

(a) Schedule 4.17(a) lists all material Permits held by the Companies. Each Company possesses all Permits necessary for it to own its assets and operate its businesses as currently conducted. Except as set forth in Schedule 4.17(a), (i) all such Permits are in full force and effect and (ii) there are no lawsuits or other proceedings pending or threatened in a writing received by any of the Companies before any Governmental Authority that seek the revocation, cancellation, suspension, withdrawal or adverse modification of any of such Permits, except in each case of (i) and (ii) as would not reasonably be expected to, individually and in the aggregate, materially adversely affect the manner or jurisdiction(s) in which the Companies do business.

(b) Except as set forth on Schedule 4.17(b), none of the information contained in the applications made by any of the Companies in connection with any of their licenses issued by a Governmental Authority charged with regulating the business of insurance nor any of the schedules, attachments or exhibits relating thereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 4.18 Insurance. Schedule 4.18 sets forth a list of all material policies of property, fire and casualty, product liability, errors and omissions, workers’ compensation and other insurance held by or for the benefit of each Company as of the date of this Agreement (the “Company Policies”). Neither the Companies nor any of their Affiliates maintains any self-insurance arrangement with respect to the Companies. The Company Policies include all policies of insurance that are required by material commercial contracts relating to the Companies, in the amounts required under the respective contracts. The Company Policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Schedule 4.18, the Company Policies will remain in full force and effect and will not in any way be affected by or terminate by reason of, any of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.18, there are no open claims with respect to the Company Policies, and to the Knowledge of Seller, no event or circumstance exists that would reasonably be expected to give rise to a claim under any Company Policy.

Section 4.19 Labor Relations. As of the date of this Agreement, each Company (a) is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Company and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by such Company which seek recognition of a collective bargaining unit and (b) is not subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Seller, threatened in writing between such Company and any group of its respective employees.

Section 4.20 Bank Accounts. Schedule 4.20 sets forth all bank accounts maintained by each Company and identifies each individual having signatory authority with respect to each such account.

Section 4.21 Real Property.

(a) The Companies do not own any real property. Schedule 4.21(a) contains a true, correct and complete list of all the real property (the “Leased Property”) in which any Company has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”), and true, correct and complete copies of the Real Property Leases have been provided or made available to Buyer. The Leased Property constitutes all the real properties used or occupied by the Companies in connection with the operation of their business.

(b) With respect to the Leased Property, except as set forth in Schedule 4.21(b):

(i) to the Knowledge of Seller, no portion thereof is subject to any pending condemnation or eminent domain proceeding or other proceeding by any public or quasi-public authority, and to the Knowledge of Seller, there is no threatened condemnation or eminent domain proceeding or other proceeding asserted in writing with respect thereto;

(ii) a Company is the holder of all of the leasehold estates purported to be granted by the Real Property Leases and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of such Company; and

(iii) the Leased Property includes all Leased Real Property as is used or held for use in connection with the conduct of the Business as conducted as of the date hereof.

Section 4.22 Personal Property. Except as set forth in Schedule 4.22 and as would not reasonably be expected to have a Material Adverse Effect, each Company has (a) good and marketable title to all of the personal property purported to be owned by it, (b) good and marketable title to the lessee interest in all personal property purported to be leased by it and (c) full right to hold and use all of the personal property used in its businesses, each as currently conducted, and in each case, free and clear of all Liens except for Permitted Liens.

Section 4.23 Title to and Sufficiency of Assets. The Companies have good and valid title to or a valid leasehold interest in the assets, properties and interests in properties, real, personal or mixed, reflected on the audited balance sheet of the Companies as of December 31, 2006 or acquired after such date (except property sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all Liens, of any kind or character, except for those Liens set forth in Schedule 4.23 and Permitted Liens and as would not reasonably be expected to have a Material Adverse Effect. Seller has good and valid title to or a valid leasehold interest in the Assigned Interests free and clear of all Liens, of any kind or character, except for those Liens set forth in Schedule 4.23 and Permitted Liens. The assets, properties and interests in properties, real, personal and mixed, of the Companies and the Assigned Interests (a) include all assets, properties and interests in properties, real, personal and mixed, used in the conduct of the business of the Companies and (b) are sufficient in all material respects for the conduct of such business immediately following the Closing in the same manner as conducted immediately prior to the Closing. Buyer and Parent acknowledge and agree that all of the works of art located on the premises of Seller and the Companies shall be transferred to Seller prior to the Closing and shall not, directly or indirectly, be sold or transferred to Buyer or Parent in connection with the transactions contemplated hereby.

Section 4.24 Related Party Transactions.

(a) Except as set forth in Schedule 4.24(a), and except for compensation paid or payable to bona-fide employees of any Company in the ordinary course of business and consistent with past practice, neither Stockholder nor any current or former employee or stockholder of the Companies nor any of their respective relatives or spouses, is now, or has been during the last three (3) years, (i) a party to any transaction or Contract with the Companies or any of their respective employees or Affiliates, (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor of the Companies (other than non-affiliated holdings in publicly-held companies) or (iii) a recipient of any benefit or payment in excess of $1,000 from the Companies.

(b) Except as set forth in Schedule 4.24(b), the Companies do not (i) own or operate any vehicles, boats, aircrafts, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (ii) own or pay for any social club memberships, whether or not for the benefit of the Companies or any of their Affiliates.

Section 4.25 Books and Records. The books of account, minute books, stock record books and other records of each Company have been maintained in all material respects in accordance with applicable Law and accurately reflect in all material respects the business of the Companies. Schedule 4.25 sets forth as of the date hereof, and will set forth as of the Closing Date, a list of the directors and officers of each of the Companies as of such date.

Section 4.26 Investment Representation. Seller is acquiring Parent Shares under this Agreement pursuant to Article II hereof, for its own account with the present intention of holding the Parent Shares acquired pursuant to Article II hereof for investment purposes and not with a view to or for sale in connection with any public distribution of Parent Shares in violation of any federal or state securities Laws. Stockholder and Seller acknowledge that such Parent Shares have not been, and will not be, registered under applicable federal and state securities Laws and that such Parent Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under applicable federal and state securities Laws.

Section 4.27 Accredited Investor. Stockholder and Seller represent and warrant that he or it (as applicable) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

Section 4.28 Independent Investigation. Seller and Stockholder acknowledge and affirm that they have completed their own independent investigation, analysis and evaluation of Buyer and Parent, that they have made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of Buyer and Parent as they have deemed necessary or appropriate, and that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby they have relied solely on the representations, warranties, covenants and agreements of Buyer and Parent set forth in this Agreement and on their own independent investigation, analysis and evaluation of Buyer and Parent.

Section 4.29 Investment Company Act. Neither Seller nor any of the Companies is, or will be after the Closing, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 4.30 Disclosure. Except for the express representations and warranties contained in this Article IV and the Seller Disclosure Schedule, Seller shall not be deemed to have made any other representation or warranty, express or implied, to Parent or Buyer. None of such representations and warranties contained in this Article IV and the Seller Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. Seller is not aware of any fact that has not been disclosed to Parent and that constitutes a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT AND BUYER

Except as otherwise disclosed to Seller in a schedule delivered to Seller by Parent or Buyer prior to the execution of this Agreement (the “Buyer Disclosure Schedule” and together with the Stockholder Disclosure Schedule and the Seller Disclosure Schedule, the “Disclosure Schedules”), Buyer and Parent hereby jointly and severally represent and warrant to Seller as follows:

Section 5.1 Organization of Buyer; Authority. Each of Parent and Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Authorization; Enforceability.

(a) Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been, and upon their execution the Related Documents will be, duly and validly authorized and approved by all requisite corporate action on the part of Buyer and Parent, as applicable, subject to the receipt of Parent Stockholder Approval.

(b) This Agreement has been duly and validly executed and delivered by Buyer and Parent, and, assuming the due authorization, execution and delivery of this Agreement by Seller and Stockholder, this Agreement constitutes a valid and binding obligation of each of Parent and Buyer, enforceable against Buyer and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) Each of the Related Documents has been, or upon the execution thereof will be, duly and validly executed and delivered by Buyer and Parent, as applicable, and, assuming the due authorization, execution and delivery of the Related Documents by the other parties thereto, each of the Related Documents constitutes a valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 Consents and Approvals; No Conflict.

(a) The execution and delivery of this Agreement and the Related Documents by Buyer and Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, Permit, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) as set forth in Schedule 5.3(a) or (ii) the expiration of the waiting period requirements under the HSR Act and the requirements of the antitrust Laws of any other relevant jurisdiction.

(b) Assuming compliance with the waiting period under the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions described in Section 5.3(a) hereof, the execution and delivery of this Agreement and the Related Documents by Buyer and Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any Organizational Document of Buyer, (ii) conflict with or violate any Law applicable to Buyer or Parent or (iii) except as set forth in Schedule 5.3(b), result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, conflict with or give rise to any right of or result in the termination under or creation of any Lien upon any of the properties or assets of Buyer or Parent, or any Parent/Buyer Material Contract to which Buyer or Parent is a party or by which Buyer or Parent may be bound, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent and Buyer, taken as a whole.

Section 5.4 Capitalization of Parent and Buyer.

(a) As of the date hereof, the authorized, issued and outstanding capital stock of Parent, the warrants to purchase Parent Shares (the “Parent Warrants”) and the options to purchase units of Parent, each unit consisting of one (1) Parent Share and one (1) Parent Warrant (the “Purchase Option Units”), are set forth in the Parent SEC Reports. All of the issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and non-assessable, free and clear of Liens and were not issued in violation of any preemptive or other similar right. All of the issued and outstanding Parent Warrants and Purchase Option Units have been duly authorized and validly issued, and are enforceable against Parent in accordance with their terms.

(b) Except as set forth in the Parent SEC Reports, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities of Parent, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests of Parent, and there are no agreements of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of their respective equity interests. Except as set forth in the Parent SEC Reports, there are no voting agreements, proxies or other similar agreements or understandings with respect to Parent.

(c) The authorized capital stock of Buyer consists of 1,000 shares of Buyer’s common stock, par value $0.01 per share, all of which shares are issued and outstanding and held by Parent. All of the issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued, fully paid and non-assessable, free and clear of Liens and were not issued in violation of any preemptive or other similar right. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities of Buyer, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests of Buyer, and there are no agreements of any kind which may obligate Buyer to issue, purchase, redeem or otherwise acquire any of their respective equity interests.

Section 5.5 Share Consideration. The Parent Shares to be issued to Seller as payment of the Share Consideration pursuant to Section 2.2 hereof, or as payment of an Earn Out Payment pursuant to Section 2.3 hereof, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any Liens and other restrictions on transfer (other than restrictions on transfer under applicable federal and state securities Laws) and will not be subject to preemptive rights or rights of first refusal.

Section 5.6 SEC Filings; Financial Statements; Liabilities.

(a) Parent has made available to Seller a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, neither Parent nor Buyer makes any representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be subject to normal year-end adjustments.

(c) As of the date of this Agreement, all liabilities of Parent or Buyer of a type that would be required to be shown on the financial statements included in the Parent SEC Reports have been (i) stated or adequately reserved against in the financial statements included in the Parent SEC Reports, (ii) reflected in Schedule 5.6(c), or (iii) incurred after March 31, 2007 in the ordinary course of business consistent with past practices, except for liabilities which would not reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent or Buyer, taken as a whole. Schedule 5.6(c) also sets forth a list as of the date hereof, and will set forth a list as of the Closing Date, of all contracts with financial obligations existing as of such date payable by Parent or Buyer between the date hereof and December 31, 2009 in excess of $25,000, individually or in the aggregate, including the due dates and the dollar amounts thereof.

Section 5.7 Subsidiaries. Other than Parent’s interest in Buyer, neither Parent nor Buyer owns or controls, directly or indirectly, any interest in any Subsidiary.

Section 5.8 American Stock Exchange Listing. The Parent Shares are listed on the AMEX. There is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by the AMEX with respect to any intention by such entity to delist Parent Shares from the AMEX.

Section 5.9 Parent and Buyer Board Approval and Stockholder Approval. (a) Parent Board has, as of the date of this Agreement, by resolutions duly adopted unanimously at a meeting duly called and held (i) determined that the aggregate fair market value of the Companies is equal to at least eighty percent (80%) of Parent’s net assets, (ii) determined that this Agreement and the respective transactions contemplated herein are advisable, fair to and in the best interests of Parent and Parent’s stockholders, (iii) approved this Agreement and the Related Documents and the respective transactions contemplated herein and therein and declared the advisability of this Agreement and (iv) directed that this Agreement be submitted for consideration by Parent’s stockholders at the Parent Stockholder Meeting and, subject to Parent Board’s fiduciary duties under Delaware Law, will recommend that Parent’s stockholders approve this Agreement and the transactions contemplated herein. The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to approve this Agreement and the transactions contemplated herein.

(b) Buyer Board has, as of the date of this Agreement, by resolutions duly adopted unanimously at a meeting duly called and held (i) determined that this Agreement and the Related Documents and the respective transactions contemplated herein and therein are advisable, fair to and in the best interests of Buyer and Buyer’s sole stockholder, (ii) approved this Agreement and the Related Documents and the respective transactions contemplated herein and therein and declared the advisability of this Agreement and the Related Documents and (iii) directed that this Agreement be submitted for consideration to Buyer’s sole stockholder and, subject to Buyer Board’s fiduciary duties under Delaware Law, will recommend that Buyer’s sole stockholder approve this Agreement and the transactions contemplated herein. The approval of Buyer’s sole stockholder is the only vote of the holders of any class or series of capital stock of Buyer necessary to approve this Agreement and the transactions contemplated herein.

Section 5.10 Litigation. There (a) are no lawsuits or actions before any Governmental Authority pending or claims proceedings or investigations pending, or, to the Knowledge of Parent, threatened by any Person against Parent or Buyer or relating to or affecting their assets that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent and Buyer, taken as a whole and (b) is no order, writ or unsatisfied judgment from any Governmental Authority or settlement binding upon Parent or Buyer that would reasonably be expected to materially delay the consummation of the transactions contemplated by this Agreement and the Related Documents or have a material adverse effect on the ability of Parent or Buyer to consummate the respective transactions contemplated herein and therein.

Section 5.11 Brokers’ Fees. Except with respect to the fees, commissions or expenses payable by Parent to Keefe, Bruyette & Woods, Inc. (whose fees, commissions and expenses shall be paid by Parent), no agent, broker, finder, investment banker or other Person acting on behalf of Parent or Buyer is, or will be, entitled to any brokerage, finder’s or other fee or commission from any of the Parties, or from any Affiliate of the Parties, in connection with the transactions contemplated by this Agreement and the Related Documents based upon arrangements made by or on behalf of Parent or Buyer or their Affiliates.

Section 5.12 Absence of Certain Changes. Except as set forth in Parent or Buyer’s Organizational Documents and the Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since March 31, 2007, (a) each of Parent and Buyer has operated in the ordinary course of business consistent with its past practices, (b) there has not been any split, combination or reclassification of any of Parent or

Buyer’s capital stock and (c) there has not been any event, change, occurrence, circumstance, fact or other matter that would reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent and Buyer, taken as a whole. Without limiting the foregoing, since March 31, 2007, Parent and Buyer have not taken any action that, if taken after the signing of this Agreement, would require the consent of Seller under Section 6.4 hereof.

Section 5.13 Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 5.13 (the “Parent/Buyer Material Contracts”), there are no Contracts to which Parent or Buyer is a party or to which any of properties or assets of Parent or Buyer may be bound, subject or affected.

(b) True and complete copies of all Parent/Buyer Material Contracts have been made available to Seller.

(c) Each Parent/Buyer Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Parent or Buyer (as applicable) and, to the Knowledge of Parent, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Parent nor Buyer and, to the Knowledge of Parent, no other party, is in material breach of any Parent/Buyer Material Contract, and neither Parent nor Buyer has received any written or, to the Knowledge of Parent, oral notice of termination or breach of any Parent/Buyer Material Contract. No party has accelerated, terminated, modified or canceled or waived any material right under any Parent/Buyer Material Contract and, to the Knowledge of Parent, no party intends to take any such action.

Section 5.14 Employee Benefit Plans.

(a) Parent does not maintain, and has no liability under, any “employee benefit plans” (as defined in Section 3(3) of ERISA) or other employee compensation and fringe benefit plans or arrangements (including all bonus, incentive and stock compensation plans) maintained or contributed to by Parent for the benefit of its employees (collectively, the “Parent Plans” and together with the Company Plans, the “Benefit Plans”) and their beneficiaries and dependents.

(b) Neither Parent, nor any ERISA Affiliate, has been required at any time or is required currently to contribute to any “multi-employer plan” (as defined in Section 3(37) of ERISA) or to any plan subject to Section 412 of the Code or Title IV of ERISA.

(c) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would have a material adverse effect on Parent following the Closing. Without limiting the generality of the foregoing, neither Parent, nor any ERISA Affiliate, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

Section 5.15 Taxes. Except as set forth in Schedule 5.15:

(a) all material Tax Returns required to be filed on or before the Closing Date by or on behalf of, or including, Parent or Buyer have been filed or will be filed in a timely manner (taking into account extensions) with the appropriate Tax Authority and such Tax Returns were true and complete in all material respects;

(b) all Taxes shown as due on such Tax Returns (or all material Taxes of Parent or Buyer otherwise due) have been timely paid in full;

(c) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Parent and Buyer have made due and sufficient accruals for Taxes on their respective books and records through the end of the last period for which Parent or Buyer, as the case may be, ordinarily records items on their books;

(d) there are no Liens (other than Permitted Liens) on any of the assets of Parent or Buyer that arose in connection with any failure (or alleged failure) to pay any material Tax;

(e) there is no written claim pending by any applicable Tax Authority in connection with any material Tax relating to Parent or Buyer;

(f) none of such material Tax Returns is now under audit or examination by any Tax Authority and neither Parent nor Buyer is a party to any litigation relating to material Taxes;

(g) there are no agreements or waivers providing for an extension of time with respect to the assessment or collection of any Tax relating to Parent or Buyer;

(h) neither Parent nor Buyer is currently the beneficiary of any extension of time within which to file any material Tax Return;

(i) to the Knowledge of Parent, there are no material unresolved claims in writing by a Tax Authority in a jurisdiction where Parent or Buyer has not paid Taxes or filed Tax Returns asserting that either Parent or Buyer are or may be subject to Taxes assessed by such jurisdiction;

(j) there are no Tax rulings, requests for rulings, closing agreements or other arrangements with a Tax Authority relating to Parent or Buyer which could materially affect Parent or Buyer’s liability for Taxes for any taxable period ending after the Closing Date; and

(k) neither Parent nor Buyer is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code. To the extent Parent or Buyer has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), such participation has been adequately disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form) or on a written attachment to such Form or predecessor Form.

Section 5.16 Compliance with Laws. Neither Parent nor Buyer is in violation of, or to the Knowledge of Parent, is under investigation with respect to or has been given notice of any violation of, any Law or Permit, except for such violations which would not reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent and Buyer, taken as a whole.

Section 5.17 Trust Account.

(a) As of the date hereof and at the Closing Date, Parent has and will have no less than One Hundred Thirteen Million Dollars ($113,000,000) in cash or invested in money market instruments or accounts meeting certain conditions of the Investment Company Act and/or securities principally issued or guaranteed by the U.S. government, in the Trust Account administered by JPMorgan Chase Bank, NA (the “Trustee”).

(b) Immediately following the consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon release as promptly as practicable (i)(A) the pro rata portion of the amount in the Trust Account to those Parent Public Stockholders who both vote against the transactions contemplated by this Agreement and elect to have their Parent Shares converted into cash in accordance with Parent’s Organizational Documents and (B) an amount equal to the underwriting discount deferred by the underwriters of the securities issued by Parent in its initial public offering to such underwriters; and (ii) to Parent, the funds and government securities held in the Trust Account with respect to those Parent Shares that are held by Parent’s Public Stockholders who did not convert their Parent Shares into cash, which funds and government securities will be free of any Lien whatsoever, after making the payments set forth in clause (i) above.

(c) Effective as of the Closing, the obligations of Parent to dissolve or liquidate within a specified time period contained in Parent’s Organizational Documents will terminate, and effective as of the Closing, Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement, and following the Closing and the payment of amounts specified in subsection (b) of this Section 5.17 no Parent stockholder shall be entitled to receive funds from the Trust Account.

Section 5.18 Investment Company Act. Neither Parent nor Buyer is, nor will be after the Closing, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 5.19 Business Activities. Since their organization, neither Parent nor Buyer has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Parent’s and Buyer’s Organizational Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or Buyer or to which Parent or Buyer is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing the consummation of the transactions contemplated by this Agreement and the Related Documents, any business practice of Parent or Buyer, any acquisition of property by Parent or Buyer or the conduct of business by Parent or Buyer as currently conducted. Neither Parent nor Buyer have outstanding offers to acquire any other business which would impair Parent or Buyer’s ability to consummate the transactions contemplated by this Agreement and the Related Documents.

Section 5.20 Investment Representation. Buyer, and indirectly Parent, are acquiring the Deep South Interests for their own account with the present intention of holding the Deep South Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Deep South Interests in violation of any federal or state securities Laws. Parent and Buyer acknowledge that the Deep South Interests have not been registered under applicable federal and state securities Laws and that the Deep South Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under applicable federal and state securities Laws.

Section 5.21 Accredited Investor. Parent and Buyer represent and warrant that each is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

Section 5.22 Independent Investigation. Parent and Buyer acknowledge and affirm that they have completed their own independent investigation, analysis and evaluation of the Companies, that they have made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of the Companies as they have deemed necessary or appropriate, and that in making their decision to enter into this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby they have relied solely on the representations, warranties, covenants and agreements of Seller and Stockholder set forth in this Agreement and on their own independent investigation, analysis and evaluation of the Companies.

Section 5.23 Internal Controls. Parent and Buyer maintain books and records reflecting their assets and liabilities and maintain internal accounting controls that Parent and Buyer reasonably believe provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent in accordance with GAAP and to maintain accountability for Parent’s consolidated assets; (iii) access to Parent’s and Buyer’s assets is permitted only in accordance with management’s authorization; (iv) the identification of Parent’s and Buyer’s assets are compared with existing assets as necessary to permit preparation of the financial statements of Parent in accordance with GAAP and to maintain accountability for Parent’s consolidated assets; (v) accounts, notes and other receivables are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (vi) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and Buyer’s assets. As of the date of this

Agreement, to the Knowledge of Parent, (x) there are no significant deficiencies in the design or operation of Parent’s or Buyer’s internal controls over financial reporting that could reasonably be expected to adversely affect in any material respect Parent’s or Buyer’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no material violation of accounting rules and practices that involved any employee of Parent or Buyer who has a significant role in Parent’s or Buyer’s internal controls over financial reporting.

Section 5.24 Intellectual Property. Except as set forth in Schedule 5.24, (i) neither Parent nor Buyer own or have a valid license to any Proprietary Rights used for the conduct of their business as currently conducted and (ii) to the Knowledge of Parent, neither Parent nor Buyer is in violation or infringement of any Proprietary Rights of any other Person.

Section 5.25 Environmental Matters.

(a)(i) Parent and Buyer are in compliance in all material respects with all applicable Environmental Laws; (ii) there are no claims, proceedings, investigations or actions by any Person pending, or to the Knowledge of Parent threatened, against Parent, Buyer or any of their Affiliates (y) arising under or pursuant to any Environmental Law in connection with Parent or Buyer, or their businesses or assets or (z) concerning any Hazardous Substances with which Parent, Buyer or their businesses or assets actually had any connection whatsoever; (iii) none of Parent, Buyer nor or any of their Affiliates is subject to any order, decree, injunction or other directive of any Governmental Authority with regard to any Environmental Law or Hazardous Substances concerning Parent or Buyer and none of Parent, Buyer nor any of their Affiliates is subject to any settlement agreement with any Person relating to any Environmental Law or Hazardous Substances concerning Parent or Buyer; and (iv) there are no circumstances or conditions involving Parent or Buyer, any assets or businesses previously owned, leased, operated or otherwise used by Parent or Buyer, or any of the assets or businesses of any predecessors of Parent or Buyer that could reasonably be expected to result in any material Loss to Parent or Buyer arising under or pursuant to Environmental Law or in connection with any Hazardous Substances.

(b) No material environmental investigations, studies, audits, tests, reports, reviews or other analyses have been conducted by or on behalf of Parent or Buyer in relation to any premises presently or formerly owned, leased, operated or otherwise used by Parent or Buyer.

(c) None of the transactions contemplated by this Agreement will trigger an obligation under any Environmental Property Transfer Act.

Section 5.26 Permits. There are no Permits that Parent or Buyer is required to possess for it to own its assets and operate its businesses as currently conducted.

Section 5.27 Insurance. Schedule 5.27 sets forth a summary description of all material policies of property, fire and casualty, product liability, errors and omissions, workers’ compensation and other insurance held by or for the benefit of Parent or Buyer as of the date of this Agreement (the “Parent Policies”). The Parent Policies include all policies of insurance that are required by material commercial contracts relating to Parent or Buyer, in the amounts required under the respective contracts. The Parent Policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Schedule 5.27, the Parent Policies will remain in full force and effect and will not in any way be affected by or terminate by reason of, any of the transactions contemplated by this Agreement. There are no open claims with respect to the Parent Policies, and to the Knowledge of Parent, no event or circumstance exists that would reasonably be expected to give rise to a claim under any Parent Policy.

Section 5.28 Labor Relations. As of the date of this Agreement, neither Parent nor Buyer (a) is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Buyer and, to the Knowledge of Parent, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by Parent or Buyer which seek recognition of a collective bargaining unit and (b) is not subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Parent, threatened in writing between Parent or Buyer and any group of its respective employees.

Section 5.29 Real Property. Neither Parent nor Buyer own or lease any real property.

Section 5.30 Personal Property. Except as set forth in Schedule 5.30, Parent and Buyer have (a) good and marketable title to all of the personal property purported to be owned by either of them, (b) good and marketable title to the lessee interest in all personal property purported to be leased by either of them and (c) full right to hold and use all of the personal property used in their businesses, each as currently conducted, and in each case, free and clear of all Liens except for Permitted Liens.

Section 5.31 Title to Assets. Parent has good and valid title to or a valid leasehold interest in the assets, properties and interests in properties, real, personal or mixed, reflected on its financial statements contained in the Parent SEC Reports or acquired after the date of the latest Parent SEC Report (except property sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all Liens, of any kind or character, except for those Liens set forth in Schedule 5.31 and Permitted Liens.

Section 5.32 Related Party Transactions.

(a) Except as set forth in Schedule 5.32(a), and except for compensation paid or payable to bona-fide employees of Parent or Buyer in the ordinary course of business and consistent with past practice, no current or former employee or stockholder of Parent or Buyer nor any of their respective relatives or spouses, is now, or has been during the last three (3) years, (i) a party to any transaction or Contract with Parent or Buyer or any of their employees or Affiliates, (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor of Parent or Buyer (other than non-affiliated holdings in publicly-held companies) or (iii) a recipient of any benefit or payment in excess of $1,000 from Parent or Buyer.

(b) Except as set forth in Schedule 5.32(b), neither Parent nor Buyer (i) own or operate any vehicles, boats, aircrafts, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (ii) own or pay for any social club memberships, whether or not for the benefit of Parent or any of its Affiliates and/or executives.

Section 5.33 Books and Records. The books of account, minute books, stock record books and other records of Parent and Buyer have been maintained in all material respects in accordance with applicable Law and accurately reflect in all material respects the business of Parent and Buyer, as the case may be.

Section 5.34 Disclosure. Except for the express representations and warranties contained in this Article V and the Buyer Disclosure Schedule, Parent and Buyer shall not be deemed to have made any other representation or warranty, express or implied, to Seller or Stockholder. None of the representations and warranties contained in this Article V and the Buyer Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. Parent and Buyer are not aware of any fact that has not been disclosed to Seller and Stockholder and that constitutes a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent and Buyer, taken as a whole.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of Companies. From the date of this Agreement through the Closing, except as set forth in Schedule 6.1 and Section 6.8 hereof, as contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall maintain its status as a disregarded entity for federal, state and local income Tax purposes, shall preserve intact the Assigned Interests and shall cause the Companies (a) to operate their respective businesses in the ordinary course, (b) to use commercially reasonable efforts to preserve intact their respective businesses and their respective relationships with material insurance producers, agents, brokers, intermediaries, third party administrators, insurers, reinsurers, customers, suppliers, distributors, regulators and others having business relationships with the Companies and (c) to not:

(i) amend their respective Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii) except as may otherwise be required to comply with any applicable Law, (A) adopt or amend any Company Plan or collective bargaining agreement or (B) enter into or amend any employment, consulting, service or similar contracts or arrangements, except in the ordinary course of business consistent with past practice, which exception includes, without limitation, (1) any agreements for newly hired employees with an annual base and incentive compensation opportunity not to exceed $100,000 that can be terminated without penalty upon notice of thirty (30) days or less and any agreements for at will employees, provided that such at will employees shall not receive severance payments upon termination, and (2) increases in the compensation paid to employees of the Companies in the ordinary course of business of not more than 10% in the aggregate, and payments of cash compensation in replacement of and not more than equivalent to an employee benefit currently being received by employees of a Company;

(iv) materially change its accounting methods, policies or practices, except as required by applicable Law or GAAP;

(v) materially change the time and manner in which the Companies collect receivables from customers;

(vi) sell, assign, transfer, lease or otherwise dispose or encumber the Assigned Interests or of any material assets except in the ordinary course of business or pursuant to the terms of any Contract in existence on the date hereof to which any Company is a party or which any of its assets are bound and of which such terms and existence have been disclosed to Buyer;

(vii) incur, create, assume or otherwise become liable for any material Indebtedness (excluding purchase money indebtedness) or assume or guarantee the obligations of any other Person, other than in the ordinary course of business;

(viii) make any single capital expenditure not in the ordinary course of business in excess of $500,000;

(ix) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in, any Person (other than in any of the Companies or extensions of credit to customers in the ordinary course of business);

(x) pledge, issue or sell any equity interests, notes, bonds or other securities of any Company (except for intercompany loans to any other Company in the ordinary course of business), or any option, warrant or right to acquire same;

(xi) pay any dividend or distribution on any Deep South Interests;

(xii) in the case of the Deep South Qualified Sub-S Subsidiaries, lose their status as qualified subchapter S subsidiaries under Section 1361(b)(3)(B) of the Code, or in the case of Deep South Surplus of Texas, Ltd. or Deep South Surplus of Texas Management, LLC, become other than a disregarded entity for federal, state and local income Tax purposes; or

(xiii) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Limitation on Remedy. Each of Seller and Stockholder hereby acknowledges that (a) it and he, as the case may be, has read the prospectus dated March 22, 2006, filed by Parent with the SEC pursuant to Rule 424 promulgated under the Securities Act and understands that Parent has established the Trust Account in an approximate amount of $109,950,000 for the benefit of certain stockholders of Parent and that monies may be disbursed from the Trust Account only (i) to those Parent Public Stockholders who both vote against the transactions contemplated by this Agreement and elect to have their Parent Shares converted into cash in accordance with Parent’s Organizational Documents, (ii) to the underwriters of the securities issued by Parent in its initial public offering in an amount equal to the underwriting discount deferred by such underwriters, (iii) to Parent in connection with a business combination, and (iv) to pay Taxes owed and payable by the Trustee, in respect of income on the property in the Trust Account and (b) for and in consideration of Parent agreeing to evaluate the Companies for purposes of consummating a business combination with them, each of Seller and Stockholder agrees that, prior to Closing, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and waives any such claim it may have in the future as a result of, or arising out of, this Agreement or any negotiations, contracts or other agreements with Seller or Stockholder and will not seek recourse against the Trust Account for any reason whatsoever. In no event shall the provisions of this Section 6.2 limit any party’s rights to specific performance of another party’s obligations hereunder or for other equitable relief. Notwithstanding the above, Parent acknowledges that the Termination Fee, if payable pursuant to the terms hereof, and any damages incurred by Seller as a result of breach by Parent or Buyer of this Agreement shall be payable by Parent whenever any of the funds in the Trust Account are distributed other than to Parent’s Public Stockholders.

Section 6.3 No Shop. Stockholder, Seller and the Companies will not, and will not permit their officers, directors, Affiliates, related entities, agents or Representatives (as applicable) to (a) solicit, initiate or encourage any substantive discussions or enter into any agreement or understanding regarding (i) the transfer, directly or indirectly, of any Equity Interest (as applicable) of any Company or any material portion of the assets of any Company, which would result in a change of control of such Company, (ii) any material investment by any Person or entity in any Company or (iii) any joint venture or other similar transaction involving any Company or (b) disclose any nonpublic information relating to the business, or afford access to the properties, books or records of any of the Companies to any other Person that may be considering engaging in any transaction of the type described in clause (a) above. If Stockholder, Seller or the Companies become aware of any inquiry or request by any Person or entity other than Parent and Buyer with respect to any such transfer or disclosure, then such party shall notify Parent within three (3) days after such inquiry, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such inquiries or contacts. None of Stockholder, Seller or any of their Affiliates shall release any third party from, or waive any provision of, any confidentiality agreement to which any of Seller, the Companies or Stockholder is a party if the agreement relates, in whole or in part, to the Companies or their business. Seller and Stockholder shall, and shall cause their Affiliates, advisors, employees and other agents of the Companies, as applicable, to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person other than Parent or Buyer conducted prior to the date hereof with respect to any Acquisition Proposal and shall use their commercially reasonable efforts to cause any such Person (or its agents or advisors) in possession of confidential information about the Companies or any of their Affiliates that was furnished by or on behalf of the Companies or any of their Affiliates, as applicable, to return or destroy all such information.

Section 6.4 Conduct of Business of Buyer and Parent. From the date of this Agreement through the Closing, except as set forth in Schedule 6.4, as contemplated by this Agreement or as consented to by Seller in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Buyer and Parent shall (i) operate each of their business in the ordinary course and in compliance in all material respects with applicable Law and (ii) use commercially reasonable efforts to preserve their relationships with others having a business relationship with Buyer or Parent and (b) each of Buyer and Parent shall not:

(i) amend its Organizational Documents;

(ii) liquidate, dissolve, recapitalize (excluding the conversion of indebtedness to equity) or otherwise wind up its business;

(iii) except as may otherwise be required to comply with any applicable Law, enter into or amend any employment, consulting, service or similar contracts, except in the ordinary course of business consistent with past practice, including any agreements for newly hired employees with an annual base and incentive compensation opportunity not to exceed $100,000;

(iv) materially change its accounting methods, policies or practices, except as required by applicable Law or GAAP;

(v) sell, assign, transfer, lease or otherwise dispose of any material assets except in the ordinary course of business or pursuant to the terms of any Contract in existence on the date hereof to which either Buyer or Parent is a party or which any of their assets are bound;

(vi) incur, create, assume or otherwise become liable for any material Indebtedness (excluding purchase money indebtedness or indebtedness required to consummate the transactions contemplated by this Agreement) or assume or guarantee the obligations of any other Person, except pursuant to Section 6.19 hereof;

(vii) make any single capital expenditure in excess of $500,000;

(viii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than the transactions contemplated by this Agreement);

(ix) issue or sell any equity interests, notes (except to the extent required to consummate the transactions contemplated by this Agreement), bonds or other securities of either Buyer or Parent, or any option, warrant or right to acquire same;

(x) pay any dividend or distribution on any securities of either Buyer or Parent;

(xi) solicit, initiate or encourage any substantive discussions, or enter into any agreement or understanding with any Person or entity other than Seller and Stockholder that would prohibit or impair Buyer or Parent’s ability to consummate the transactions contemplated by this Agreement and the Related Documents; or

(xii) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.5 Notice to Parent of Certain Events. Prior to the Closing, each of Seller and Stockholder shall promptly notify Parent of any of the following (provided that any such notification shall not affect any of Parent’s rights or obligations under this Agreement):

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement or any of the Related Documents;

(b) any notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement or any of the Related Documents or the business of any Company;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Seller threatened against, relating to or involving or otherwise affecting the Companies and/or their business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.6 hereof or that relate to the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements;

(d) the damage or destruction by fire or other casualty of any asset of the Companies or part thereof or in the event that any asset of the Companies or part thereof becomes the subject of any proceeding or, to the Knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; and

(e) becoming aware that there has been a breach of any of the representations and warranties made herein or in any of the Related Documents by Seller or a Stockholder.

Section 6.6 Notice to Seller of Certain Events. Prior to the Closing, Parent shall promptly notify Seller of any of the following (provided that any such notification shall not affect any of Seller or Stockholder’s rights or obligations under this Agreement):

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement or any of the Related Documents;

(b) any notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement or any of the Related Documents or the business of any Company;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Parent threatened against, relating to or involving or otherwise affecting Buyer or Parent and/or their business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10 hereof or that relate to the consummation of any of the transactions contemplated by this Agreement or any of the Related Documents;

(d) the damage or destruction by fire or other casualty of any asset of Buyer or Parent or part thereof or in the event that any asset of Buyer or Parent or part thereof becomes the subject of any proceeding or, to the Knowledge of Parent, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; and

(e) becoming aware that there has been a breach of any of the representations and warranties made herein or in any of the Related Documents by Buyer or Parent.

Section 6.7 Monthly and Quarterly Financial Reports. From the date of this Agreement until the Closing, Seller shall provide Parent with monthly and quarterly financial reports within fifteen (15) days of the end of every month and quarter (as applicable). Such financial reports shall fairly present in all material respects the financial position, results of operations and cash flows of the Companies as of the respective dates thereof and for the periods stated. Such financial reports shall be prepared in all material respects in accordance with GAAP consistently applied during the periods involved (except that such reports need not contain footnotes and are subject to normal recurring year-end adjustments). Such financial reports shall be prepared in accordance with the books and records of the Companies consistent with past practice.

Section 6.8 Intercompany Transfers and Agreements. Prior to the Closing Date, (a) Seller and the Companies shall consummate those asset and liability transfers and payments and intercompany transactions set forth in Schedule 6.8; and (b) all intercompany agreements and balances between Seller, on the one hand, and the Companies, on the other hand, shall be settled or terminated. Buyer and Parent acknowledge and agree that all of the works of art located on the premises of Seller and the Companies shall be transferred to Seller prior to the Closing and shall not, directly or indirectly, be sold or transferred to Buyer or Parent in connection with the transactions contemplated hereby.

Section 6.9 Access. From the date hereof through the Closing, upon the prior written request of a Party (the “Requesting Party”), the other Party (the “Disclosing Party”) shall afford to the Requesting Party and its authorized Representatives (which for purposes of this Section 6.9 shall include potential financing sources of Parent and Buyer) reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of the Disclosing Party and its Affiliates, to the properties, books, contracts, records and appropriate officers, employees and the independent certified public accountants of the Disclosing Party and its Affiliates and shall furnish the Requesting Party and such authorized Representatives with all financial (including the audit work papers and other records of independent certified public accountants) and operating data and other information concerning the affairs of the Disclosing Party and its Affiliates, as the Requesting Party and its Representatives may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Requesting Party’s expense. The Disclosing Party and its Affiliates shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, the Requesting Party shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement and shall use (and shall cause its Affiliates and Representatives to use) such information solely in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Requesting Party shall have no right of access to, and the Disclosing Party and its Affiliates shall have no obligation to provide to the Requesting Party, information relating to (a) any information the disclosure of which would jeopardize any privilege available to the Disclosing Party or its Affiliates relating to such information or would cause the Disclosing Party or its Affiliates to breach a confidentiality obligation or (b) any information the disclosure of which would result in a violation of Law.

Section 6.10 Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all consents and approvals of third parties that any of Buyer or Seller, or their respective Affiliates, are required to obtain in order to consummate the transactions contemplated by this Agreement and the Related Documents, and maintain such consents in full force and effect once obtained.

Section 6.11 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws (including the rules and regulations of any Governmental Authority) with respect to the transactions contemplated by this Agreement and the Related Documents and, subject to the provisions of Section 11.4 hereof, to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws (including the rules and regulations of the applicable Governmental Authority) with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

Section 6.12 Proxy Statement; Parent Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, Parent shall prepare and file with the SEC a proxy statement and other proxy solicitation materials of Parent constituting a part thereof (the “Proxy Statement”) for the purpose of seeking Parent Stockholder Approval of (i) the transactions contemplated by this Agreement (the “Transaction Proposal”), (ii) the change of Parent’s name to “Deep South Group, Inc.” or such other name as Parent and Seller mutually agree upon (the “Name Change Proposal”) and (iii) the Employee Stock Incentive Plan (the “Employee Stock Plan Proposal” and together with the Transaction Proposal and the Name Change Proposal, the “Stockholder Proposals”). Seller shall use commercially reasonable efforts to provide Parent with all information requested by Parent to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act, and to cooperate with Parent in connection with the preparation of the Proxy Statement and any amendments thereto. In addition, Parent shall (i) provide Seller with a reasonable opportunity to review and comment on the Proxy Statement, (ii) cause the Proxy Statement to comply as to form and substance in all material respects with the requirements of (x) the Securities Act and the Exchange Act and (y) the rules and regulations of the AMEX and (iii) ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by Seller in writing for inclusion in the Proxy Statement.

(b) Parent shall use commercially reasonable efforts, after consultation with Seller, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Parent shall as promptly as practicable notify the other Party of the receipt of any comments from or other correspondence with the SEC or its staff with respect to the Proxy Statement and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Seller with copies of all correspondence between Parent and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement and the Related Documents. Parent will use its commercially reasonable efforts to prepare and file with the SEC one or more amendments to the Proxy Statement, as necessary.

(c) If prior to the Closing, any event occurs with respect to any Company or any change occurs with respect to other information supplied by Seller in writing for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Seller shall promptly notify Parent of such event, and Seller and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(d) If prior to the Closing, any event occurs with respect to Parent or Buyer, or any change occurs with respect to other information included in the Proxy Statement (other than information supplied by Seller in writing for inclusion in the Proxy Statement), which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify Seller of such event, and Parent and Seller shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(e) Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement. Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of seeking Parent Stockholder Approval for the Stockholder Proposals. Subject to the fiduciary duties of the Parent Board under Delaware Law, Parent shall, through the Parent Board, recommend to its stockholders that they approve the Stockholder Proposals. Subject to the fiduciary duties of the Buyer Board under Delaware Law, Buyer shall, through the Buyer Board, recommend to its sole stockholder that it approve the Stockholder Proposals. Subject to Parent Stockholder Approval of the Name Change Proposal by Parent’s stockholders, Parent shall use its commercially reasonable efforts to cause the name of Parent to be changed to “Deep South Group, Inc.” (or such other name as Parent and Seller mutually agree upon) immediately after the Closing.

(f) None of the information provided, in writing, to Parent by Stockholder, the Companies or Seller specifically for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(g) Notwithstanding anything to the contrary contained in this Agreement except for the immediately following sentence, Parent shall bear and pay (a) all costs and expenses incurred in connection with (i) the preparation, filing and mailing of the Proxy Statement, including any amendments or supplements thereto, (ii) the preparation, filing and mailing of any other SEC filings or correspondence in connection with the transactions contemplated by this Agreement, (iii) calling, giving notice of, convening and holding stockholder meetings for the purpose of seeking Parent Stockholder Approval for the Stockholder Proposals and (iv) the preparation, filing and mailing of any other documents or materials required solely as a direct result of the acquisition of the Companies by a public company and (b) all reasonable fees and disbursements of counsel for Seller. It is agreed by the Parties that Parent shall be responsible for up to $100,000 of the fees and expenses of Dewey Ballantine LLP, and up to $30,000 of the fees and expenses of Seller’s independent certified public accountants, in each case incurred in connection with the preparation of certain portions of, and the review of, the Proxy Statement.

(h) Seller agrees to use its commercially reasonable efforts to obtain the auditor’s consents with respect to inclusion of the financial statements of the Companies in the Proxy Statement, and to otherwise provide as soon as reasonably practicable any other information about the Companies required by the Exchange Act reasonably sufficient to permit Parent to prepare and file the Proxy Statement.

Section 6.13 Parent Shares.

(a) On or before the Closing Date, Parent shall reserve for issuance the Parent Shares issuable in connection with the payment of the Share Consideration and an amount of Parent Shares sufficient to permit Parent to pay the maximum Earn Out Payments which may be paid in Parent Shares.

(b) Seller shall hold the Parent Shares received from Parent in satisfaction of the Share Consideration for at least one (1) year following the Closing Date, provided, however, that Seller may transfer such Parent Shares to Stockholder at any time whereupon Stockholder shall hold such Parent Shares for the remainder of such one-year period; and provided, further, that the holder of such Parent Shares may sell such Parent Shares at any time pursuant to the exercise of such holder’s piggy-back registration rights as set forth in the Registration Rights Agreement.

(c) Parent shall also take all reasonable action required under any applicable Laws in connection with the issuance of Parent Shares under this Agreement, including any Parent Shares issued in connection with an Earn Out Payment.

Section 6.14 Board Representation. Parent shall take all necessary action so that as of the Closing and during the Earn Out Period, (i) Parent’s Board shall consist of not more than nine (9) members; and (ii) Stockholder will be entitled to designate the nominees for two (2) seats on Parent’s Board, at least one (1) of which shall be independent as defined by the rules of AMEX and one (1) of which may be Stockholder, subject in each case to the approval of the Nominating Committee of Parent Board.

Section 6.15 Chief Executive Officer. Parent shall take all necessary action as promptly as practicable to hire a chief executive officer for Parent who is mutually acceptable to Parent and Stockholder.

Section 6.16 Employee and Benefit Matters.

(a) Buyer agrees to honor, and to cause the Companies to honor, from and after the Closing, all Company Plans in accordance with their terms as in effect immediately before the Closing, subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than one (1) year following the Closing, Buyer shall provide, or cause the Companies to provide, to Company Employees base salaries and bonus opportunities and employee benefits that are comparable in the aggregate to those provided to Company Employees immediately before the Closing. Without limiting the generality of the foregoing, Buyer shall provide, or cause the Companies to provide, severance and any similar benefits to Company Employees which are no less favorable to the severance and similar benefits currently provided under the Company Plans for a period of not less than one (1) year following the Closing, including by recognizing all service recognized for such purposes under the applicable Company Plan. Nothing in this Section 6.16(a) shall prohibit Buyer, Stockholder or the Companies from terminating any Company Employee following the Closing.

(b) Each Company Employee shall be given credit for all service with Seller or any Company and its respective predecessors under any plans or arrangements providing vacation, sick pay, severance or retirement benefits maintained by Buyer or any of its Subsidiaries in which such Company Employees participate for purposes of eligibility and vesting to the extent past service was recognized for such Company Employees under the comparable plans of Seller or the applicable Company thereof immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Buyer or its Subsidiaries (except to the extent that such recognition of service would result in a duplication of benefits).

(c) In the event of any change in the welfare benefits provided to Company Employees following the Closing, Buyer shall, or shall cause its Subsidiaries (i) to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and his or her covered dependents under any such welfare benefits to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change and (ii) for the plan year in which the Closing Date occurs, to credit each Company Employee and his or her covered dependents with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) On or prior to the Closing, Buyer shall establish and implement an employee stock incentive plan in a form reasonably acceptable to Seller and Stockholder for the benefit of employees of Buyer and its Subsidiaries, including the Companies, following the Closing, which will permit the grant to such employees of up to 7.5% in the aggregate of the Parent Shares that are outstanding immediately after the Closing (the “Employee Stock Incentive Plan”).

Section 6.17 Books and Records. From and after the Closing, Seller and its Affiliates may retain a copy of any or all of the data room materials and other books and records relating to the business or operations of the Companies on or before the Closing Date.

Section 6.18 Trust Account. Parent shall make appropriate arrangements with the Trustee to have the funds in the Trust Account disbursed to Seller at Closing, after taking into account any funds to be paid to (i) those Parent Public Stockholders who both vote against the transactions contemplated by this Agreement and elect to have their shares converted into cash in accordance with Parent’s Organizational Documents and (ii) the underwriters of the securities issued by Parent in its initial public offering as a deferred underwriting discount.

Section 6.19 Financing. Parent shall use commercially reasonable efforts and do all things necessary, proper or advisable to arrange debt financing in an amount sufficient to supplement the amount available in the Trust Account so that there is a sufficient amount of cash to pay the Cash Consideration to Seller on the Closing Date and consummate the transactions contemplated by this Agreement after deducting amounts to be paid to (i) those Parent Public Stockholders who both vote against the transactions contemplated by this Agreement and elect to have their shares converted into cash in accordance with Parent’s Organizational Documents and (ii) the underwriters of the securities issued by Parent in its initial public offering as deferred underwriting discount.

Section 6.20 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement, including, without limitation, the transfer of all of the assets, properties and interests in properties, real, personal or mixed, that Seller has represented pursuant to the third sentence of Section 4.23 are being transferred to Buyer.

Section 6.21 Certain Restrictions. From the date of this Agreement until Closing, each Party agrees that except as may be agreed in writing by the other Party or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its Subsidiaries or Affiliates to, take any actions (including with any Governmental Authority) which could reasonably be expected to materially delay the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby.

Section 6.22 Post-Closing Covenant of Parent and Buyer Relating to the Conduct of Business. During the Earn Out Periods, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), Parent and Buyer shall (i) cause the Companies to remain intact and indentifiably separate from and independent of any other Affiliate of Parent or Buyer, (ii) cause the Companies to preserve their business relationships, and (iii) refrain from conducting the business of the Companies other than (1) in the ordinary course, (2) consistent with the manner in which the business was conducted prior to the Closing, and (3) in the manner contemplated by Seller’s Business Plan; provided, however, that the conduct of such business shall comply with applicable Law and the Parent Board’s or Buyer Board’s fiduciary duties under Delaware Law.

Section 6.23 Director and Officer Indemnification and Liability Insurance.

(a) From and after the Closing, Parent shall cause the Companies to provide indemnification to Stockholder and the current and former directors, officers, employees and agents of the Companies (collectively, the “Company Indemnified Parties”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions in connection with their service to the Companies to the fullest extent permitted under applicable law, and shall cause the Companies to perform their obligations under such indemnification provisions in accordance with their respective terms. In addition, from and after the Closing, Company Indemnified Parties who become directors or officers of Parent will be entitled to the indemnity rights and protections then afforded to other directors and officers of Parent.

(b) Parent shall, from and after the Closing and for as long as the current officers and directors of the Companies and Stockholder are officers or directors of the Companies or Parent (collectively, the “D&O Parties”) and for six years after the D&O Parties cease to be officers or directors of the Companies or Parent, maintain in effect directors’ and officers’ liability insurance covering such D&O Parties for acts or omissions or alleged acts or omissions in connection with their service to the Companies or Parent the material terms of which, including coverage and amount, are no less favorable than the material terms of the Companies’ directors’ and officers’ liability coverage in effect on the date of this Agreement; provided, that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers and Stockholder than the insurance coverage otherwise required under this Section 6.23(b). Parent may satisfy in full its obligation under this Section 6.23(b) by acquiring a tail directors’ and officers’ liability insurance policy (i) that covers each of the D&O Parties for acts or omissions or alleged acts or omissions in connection with their service to the Companies or Parent occurring prior to their ceasing to be an officer or director the material terms of which, including coverage and amount, are no less favorable to such directors and officers and Stockholder than the insurance coverage otherwise required under this Section 6.23(b), and (ii) in respect of which the premium for a period until the sixth anniversary of their ceasing to be an officer or director is prepaid at the commencement of such period.

(c) In the event that Parent (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent assume and honor the obligations set forth in this Section 6.23.

Section 6.24 Contingent Commissions. In the event that the right to receive Contingent Commissions under the Praetorian Agreement is not transferred to Seller prior to the Closing, Parent shall pay to Seller all of the Contingent Commissions received by the Companies after the Closing Date in respect of all business entered into by the Companies on or prior to December 31, 2007. Such payment shall be made within five (5) Business Days after receipt thereof by the Companies.

Section 6.25 Use of Deep South Name. Promptly after the Closing, Stockholder and Seller shall use commercially reasonable efforts to cause Seller and its Affiliates to change their corporate or organizational names to names that do not contain the words “Deep South” or any variation thereof no later than 90 days after the Closing and to cease thereafter from using the words “Deep South” or any variation thereof in the conduct of their businesses.

Section 6.26 Key Employees. The parties hereto shall use commercially reasonable efforts to cause employment agreements between the Company and each of F. Clifton Cameron, Michael P. Dugan, Roy W. Horton, Clessie F. Titus and Michael P. Trotter (the “Executives”), which provide, among other things, for the effectiveness of the terms thereof upon the Closing, to be executed and delivered prior to the Closing.

ARTICLE VII

TAXES

Section 7.1 Federal Tax Treatment. The Parties acknowledge that for U.S. federal income tax purposes, the acquisition of the Deep South Shares will be treated as a transfer of the assets of the Deep South Qualified Sub-S Subsidiaries to Buyer, followed by Buyer’s transfer of these assets to the capital of the Deep South Qualified Sub-S Subsidiaries in exchange for the respective stock of the Deep South Qualified Sub-S Subsidiaries.

Section 7.2 Tax Returns.

(a) Seller shall accurately prepare or cause to be accurately prepared, and timely file or cause to be timely filed, all Tax Returns relating to the Companies that are required to be filed on or before the Closing Date, and shall remit and pay or cause to be remitted and paid any Taxes shown as due on such Tax Returns. Buyer shall accurately prepare or cause to be accurately prepared, and timely file or cause to be timely filed, all Tax Returns relating to the Companies that are required to be filed after the Closing Date and that include a period that precedes the Closing Date (including such Tax Returns required to be filed that include a Straddle Period) and shall remit and pay or cause to be remitted and paid any Taxes shown as due on such Tax Returns (it being understood that, for the avoidance of doubt, nothing in this Section 7.2(a) shall affect Seller’s bearing of any Tax that is described in Section 9.2(c) hereof).

(b) Neither Buyer nor any of its Affiliates shall file or permit to be filed any amended Tax Return with respect to the Companies for any period ending on or before the Closing Date without obtaining the prior written consent of Seller. If the filing of such an amended Tax Return with respect to such a period is requested by Seller, Buyer shall file or cause to be filed such amended Tax Return, provided that the filing of such amended Tax Return will not adversely affect Buyer, as reasonably determined by Buyer, and Seller shall pay the reasonable out-of-pocket expenses incurred by Buyer and the applicable Company in respect of such filing.

Section 7.3 Cooperation. After the Closing, the Parties shall cooperate, and shall cause their Affiliates to cooperate, in preparing and filing all Tax Returns relating to the Companies to the extent reasonably requested, including by providing each other with reasonable access to information, records, documents, properties and personnel relating to the Companies. The Parties shall cooperate, and shall cause their Affiliates to cooperate, in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

Section 7.4 Property Taxes. All real or personal property and ad valorem Taxes of the Companies (“Property Taxes”) which shall have accrued and become payable prior to the Closing Date shall be paid by Seller. All other Property Taxes of the Companies shall be paid by Buyer. All Property Taxes shall be prorated to the Closing Date. In connection with such proration, in the event the actual figures with respect to Taxes are not available at the Closing Date, initial proration of such Property Taxes shall be based on one hundred five percent (105%) of the actual Taxes for the preceding year for which actual figures with respect to such Taxes are available, with such proration being adjusted as applicable information becomes available.

Section 7.5 Tax Refunds. If, at any time on or after the Closing Date, (i) Parent, Buyer or any of their respective Affiliates receives any refund, rebate, return, credit or other similar payment with respect to Taxes from any Tax Authority relating to the Companies for a period ending on or before the Closing Date, or (ii) Parent, Buyer or any of their respective

Affiliates receives any refund, rebate, return, credit or other similar payment relating to Taxes for which Buyer was indemnified under this Agreement, Buyer shall promptly notify Seller in writing of such receipt and shall remit the amount of such payment (including any interest thereon received from the Tax Authority) to Seller, net of any direct costs actually realized from the receipt of such refund, rebate, return, credit, or similar amount (including Taxes payable with respect to such refund, rebate, return, credit or similar amount).

Section 7.6 Conveyance Taxes. Buyer shall pay one-half (1/2) of the cost of all Conveyance Taxes relating to the transfer of the automobiles listed on Schedule 7.6 up to $25,000. Seller shall pay the cost of all other Conveyance Taxes. The Tax Returns for Conveyance Taxes required by reason of said transfer shall be timely prepared by the party legally obligated to make such filing. The Parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Conveyance Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

Section 7.7 Tax Treatment of Earn Out. Unless otherwise determined by the IRS or required by Law, the Parties shall treat all amounts payable pursuant to Section 2.3 hereof as additional purchase price payable to Seller.

Section 7.8 Determination and Allocation of Consideration. The Parties agree to determine the amount of and allocate the consideration transferred by Buyer to Seller or its Affiliates pursuant to this Agreement (the “Consideration”) in accordance with the fair market value of the assets and liabilities transferred. To the extent amounts of the Earn Out are considered additional consideration, rather than interest, for U.S. federal income tax purposes, the Parties shall treat such amounts as part of the Consideration, in a manner consistent with the terms of this Section 7.8. Seller shall provide Buyer with one or more schedules allocating the Consideration prior to or promptly following the Closing for Buyer’s review and consent, which consent shall not be unreasonably withheld or delayed. If Buyer does not inform Seller in writing within twenty (20) days that it is withholding consent and the basis for objection, then the submitted allocation of Consideration shall be deemed accepted and agreed, and final and conclusive for all purposes of this Agreement, provided that such allocation shall be subject to adjustment to the extent required by Law. In the event that Buyer informs Seller in writing within twenty (20) days that it is withholding consent, then an accounting firm mutually agreeable to Buyer and Seller shall be promptly retained to determine the allocation of the Consideration for U.S. federal income tax purposes. The determination of such accounting firm shall be binding on the Parties. The costs of retaining such accounting firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller and Buyer agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. To the extent that the Consideration is adjusted after the Closing Date, the Parties agree to revise and amend the schedule and IRS Form 8594 in the same manner and according to the same procedure. The determination and allocation of the Consideration derived pursuant to this Section 7.8 shall be binding on Seller and Buyer for all income Tax reporting purposes.

Section 7.9 Tax Covenants.

(a) Without the consent of Buyer, which consent shall not be unreasonably withheld or delayed, and with respect only to income, franchise or similar taxes in any state or local jurisdiction within the United States in which the transactions contemplated by this Agreement are treated as other than a sale of assets, during the period from the date hereof to the Closing Date, none of Seller, its Affiliates and the Companies shall make, change or rescind any material Tax election, change any material Tax accounting period, change any method of Tax accounting or file for any change in accounting method, settle any material Tax claim or assessment or surrender any right to claim for a material Tax refund, in each case if such action may have a material adverse effect on Buyer or any Company in a taxable period that ends after the Closing Date.

(b) Without the consent of Seller, which consent shall not be unreasonably withheld or delayed, and with respect only to income, franchise or similar taxes in any state or local jurisdiction within the United States in which the transactions contemplated by this Agreement are treated as other than a sale of assets, neither Buyer nor any of its Affiliates shall make, change or rescind any material Tax election, change any material Tax accounting period, change any method of Tax accounting or file for any change in accounting method, settle any material Tax claim or assessment or surrender any right to claim for a material Tax refund, in each case if such action may have a material adverse effect on Seller or any of its Affiliates in any taxable period (or portion of any taxable period) that ends before the Closing Date.

Section 7.10 Miscellaneous.

(a) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements contained in this Article VII, Section 9.2(c), Section 9.3(c) and Section 9.2(f) shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(b) For Tax purposes, the Parties agree to treat all payments made under this Article VII, Section 9.2(c), Section 9.3(c) and Section 9.2(f), under any indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the purchase price, except as otherwise required by applicable Law.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to the Obligations of the Parties. The obligations of Seller, Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:

(a) No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement or the Related Documents shall be in effect; nor shall any proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending; nor shall there be any action taken or any Law enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable, that has the effect of rendering this Agreement or the Related Documents illegal or otherwise preventing the consummation of the transactions contemplated hereby and thereby.

(b) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated, and the consents, approvals, Permits, authorizations or other orders of, actions by, filings with, or notifications to, any Governmental Authority required for the consummation of the transactions contemplated by this Agreement and the Related Documents set forth in Schedule 4.3(a) and Schedule 5.3(a) shall have been obtained, given or made.

(c) Parent shall have obtained Parent Stockholder Approval of the Stockholder Proposals.

(d) The Employment Agreement shall be in full force and effect.

Section 8.2 Conditions to the Obligations of Buyer and Parent. The obligation of Buyer and Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer or Parent:

(a) The representations and warranties of Seller and Stockholder in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such time, except that any such representations and warranties that are given as of a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c) Seller shall have delivered to Buyer and Parent a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized individual thereof, certifying in such detail as Buyer and Parent may reasonably request that the conditions specified in Section 8.2(a) and Section 8.2(b) hereof applicable to Seller have been fulfilled.

(d) The consents and approvals set forth in Schedule 8.2(d) shall have been duly made, given or obtained and shall be in full force and effect.

(e) Buyer shall have received the deliveries contemplated by Section 2.9(b) hereof.

(f) The Praetorian Agreement shall be in full force and effect.

(g) Each of the Executives shall have executed and delivered to Seller and Parent employment agreements substantially in the form attached hereto as Exhibit C.

Section 8.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) The representations and warranties of Buyer and Parent in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such time, except that any such representations and warranties that are given as of a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement and the Related Documents or on the financial condition of Parent and Buyer, taken as a whole.

(b) Each of Buyer and Parent shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c) Each of Buyer and Parent (as applicable) shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of each such Company by an authorized executive officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 8.3(a) and Section 8.3(b) hereof have been fulfilled.

(d) The consents and approvals set forth in Schedule 8.3(d) shall have been duly made, given or obtained and shall be in full force and effect.

(e) Seller shall have received the deliveries contemplated by Section 2.9(c) hereof.

(f) Parent shall have made appropriate arrangements with the Trustee to have the Closing Payment, if in the Trust Account, disbursed to Seller immediately upon the Closing, after taking into account any funds to be paid to (i) those Parent Public Stockholders who both vote against the transactions contemplated by this Agreement and elect to have their shares converted into cash in accordance with Parent’s Organizational Documents and (ii) the underwriters of the securities issued by Parent in its initial public offering as a deferred underwriting discount.

(g) As of the Closing, Parent Shares will be listed on the AMEX and there will be no action or proceeding pending or threatened against Parent by the AMEX with respect to any intention by such entity to delist Parent Shares from the AMEX.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until March 31, 2009; provided, however, that the covenants set forth in Section 6.8 and Section 6.20 hereof shall survive until December 31, 2009; the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.8, Section 4.13, Section 4.14, Section 4.23, Section 5.1, Section 5.2, Section 5.4, Section 5.6, Section 5.14, Section 5.15 and Section 5.31 hereof shall survive until the expiration of all relevant statutes of limitation; and the representations and warranties set forth in Section 4.15, Section 4.16, Section 4.17, Section 5.16, Section 5.25 and Section 5.26, and the covenant in Section 9.2(e) hereof, shall survive until the fifth anniversary of the Closing Date. Except as set forth above and in Section 7.10 hereof, all covenants and agreements contained herein shall remain in full force and effect until March 31, 2009, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of one (1) year following the date by which such covenant or agreement is required to be performed. Any claim made with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 9.1 shall survive until such claim is finally and fully resolved.

Section 9.2 Indemnification by Seller and Stockholder. Each of Buyer, Parent and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) shall be indemnified and held harmless, jointly and severally, by Seller and Stockholder for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (each, a “Loss” and, collectively, “Losses”), arising out of or resulting from:

(a) the breach of any representation or warranty made by Seller and/or Stockholder contained in this Agreement (irrespective of whether such breach results in a Material Adverse Effect);

(b) the failure to perform any covenant or agreement of Seller or of Stockholder contained in this Agreement;

(c) any Taxes imposed on any Company, or for which any Company is otherwise liable, in each case for any taxable period that ends on or before the close of business on the Closing Date (and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date);

(d) any of the transactions required to be consummated pursuant to Section 6.8 hereof;

(e) any proceedings, investigations, inquiries or determinations by any Governmental Authority charged with regulating the business of insurance in any state in which such Company is licensed relating to any alleged improprieties in such Company’s licenses in effect, or license applications submitted, prior to the Closing, including any Losses incurred by Parent, Buyer or the Companies after the Closing as a result of the obligation to provide indemnification pursuant to Section 6.23(a) hereof for expenses, judgments, fines and amounts paid in settlement in connection with any such proceedings, investigations, inquiries or determinations; and

(f) any payroll or employment Taxes imposed on any Company, or for which any Company is otherwise liable, that arise from (i) the failure of Seller to properly report as compensation or wages any payments made following the Closing by Seller (or by Seller’s post-Closing Affiliates) (“Post-Closing Payments”) to any current or former officer, director, shareholder or employee of such Company or Seller (or of one of Seller’s post-Closing Affiliates), (ii) the failure of Seller to timely withhold and remit to the appropriate Tax Authority any such payroll or employment Taxes applicable to any current or former officer, director, shareholder or employee of such Company or Seller (or of one of Seller’s post-Closing Affiliates), as a result of any Post-Closing Payments made by Seller to any such person or (iii) the mischaracterization of any Post-Closing Payments made by Seller to any current or former officer, director, shareholder or employee of such Company or Seller (or of one of Seller’s post-Closing Affiliates) as other than compensation or wages giving rise to such payroll or employment Taxes.

Section 9.3 Indemnification by Parent and Buyer. Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless jointly and severally, by Parent and Buyer for and against any and all Losses arising out of or resulting from:

(a) the breach of any representation or warranty made of Buyer or Parent contained in this Agreement (irrespective of whether such breach results in a material adverse effect on the financial condition of Parent and Buyer, taken as a whole);

(b) the failure to perform any covenant or agreement by Buyer or Parent contained in this Agreement;

(c) any Taxes imposed on any Company, or for which any Company is otherwise liable, in each case for any taxable period that begins and ends after the close of business on the Closing Date (and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date); or

(d) any claim or cause of action by any Person relating to any act, event, failure to act or other circumstance arising solely after the Closing against any Seller Indemnified Party with respect to the Companies.

Section 9.4 Limits on Indemnification.

(a) No claim may be asserted nor may any action be commenced against any Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.1 hereof.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.2 or Section 9.3 hereof, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,000,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $500,000, (ii) the maximum amount of indemnifiable Losses which may be recovered from Seller and Stockholder, taken together, arising out of or resulting from the causes set forth in Section 9.2 hereof shall be an amount equal to 10% of the Purchase Price, (iii) the maximum amount of indemnifiable Losses which may be recovered from Buyer arising out of or resulting from the causes set forth in Section 9.3 hereof shall be an amount equal to 10% of the Purchase Price and (iv) no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Notwithstanding the foregoing, any claim for indemnification pursuant to Section 9.2(c), Section 9.2(e), Section 9.2(f) or Section 9.3(c) hereof shall not be subject to any of the limits set forth in Section 9.4(b)(i), (ii) or (iii).

(c) For the purpose of calculating the amount of any Loss for which an Indemnified Party is entitled to indemnification under this Agreement, the amount of each Loss shall be deemed to be an amount net of (i) any insurance proceeds and any indemnity, contribution or other similar payment payable by any insurer or other third party with respect thereto and (ii) any Tax benefit actually realized by the Indemnified Party or its Affiliates as a result of the incurrence or payment of such Loss. Each Indemnified Party shall use commercially reasonable efforts to commence legal or other proceedings to collect indemnity, contribution or other payments from any such insurer or other third party. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by any Indemnified Party in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under clause (i) above shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.

(d) Each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Loss for which an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article IX, including by maintaining (or obtaining new insurance policies that provide a level of coverage that equals or exceeds that provided under) the insurance policies or programs covering the Companies as of the date of this Agreement.

Section 9.5 Subrogation. Each Indemnifying Party shall be subrogated to any right of action (including any defense or claim) which any Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 9.6 Parent’s Off-Set. Subject to Section 9.8 hereof, the Parties acknowledge that the off-set rights granted to Parent pursuant to Section 2.3(a)(iii) and Section 2.3(b)(iii) may only be in partial compensation for amounts due to one or more Buyer Indemnified Parties, and shall not constitute the sole or exclusive remedy of Parent or Buyer with respect to any loss or losses suffered by any of the Buyer Indemnified Parties.

Section 9.7 Indemnification Procedure.

(a) Any Indemnified Party claiming indemnification under this Agreement with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 or Section 9.3 hereof shall promptly (i) notify the Indemnifying Party of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Third Party Claim Notice”) in accordance with Section 11.1 hereof describing in reasonable detail the nature of the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement, together with a copy of all papers served with respect to such claim, if any. Subject to Section 9.1 hereof, any failure to timely provide such Third Party Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to investigate the basis of, and to defend the Indemnified Party against, such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to conduct such investigation and assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.7(b). In such circumstances, the Indemnifying Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains from the third party asserting the claim a general release to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If the Indemnified Party shall withhold its consent to the Indemnifying Party proposed settlement of such Third Party Claim, then the Indemnifying Party may, in its sole discretion, elect to pay the Indemnified Party the full amount of the proposed settlement, in which case, the Indemnifying Party shall be relieved of any further liability under this Article IX to the same extent as if such proposed settlement had been entered into on the terms proposed by the Indemnifying Party. Each of the Parties shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any legal or other proceeding that is the subject of indemnification hereunder and shall promptly execute such instruments and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Without limiting the generality of the foregoing, the Indemnified Party shall take such additional actions as reasonably requested by the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person, and, to the extent the Indemnified Party is entitled to indemnification hereunder with respect to such Third Party Claim, the Indemnifying Party shall reimburse the Indemnified Party for its reasonable out-of-pocket costs and expenses actually incurred in taking such requested actions. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.7(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall not have the right to assume (but shall have the right to participate in) the defense of such Third Party Claim, notwithstanding having begun such undertaking, or giving written acknowledgment of such undertaking, if (i) the claim seeks only an injunction or other equitable relief; (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of counsel for the Indemnified Party, counsel for the Indemnifying Party could not properly represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; (iii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Party; (iv) such Third Party Claim relates to Taxes and the resolution of such Third Party Claim may have an adverse effect on the Tax liability of Buyer or the Companies for a taxable period that begins after the Closing Date; or (v) the Indemnifying Party shall not have assumed the defense of such Third Party Claim in a timely fashion; provided, however, that in no event shall the Indemnified Party enter into any settlement agreement without the prior written consent of the Indemnifying Party.

(c) If the Indemnifying Party shall (A) fail to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.7(b) hereof within thirty (30) days after receipt of any Third Party Claim Notice or (B) after commencing or undertaking any such defense or settlement, fail to prosecute such defense or settlement, then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable out-of-pocket costs and expenses actually incurred (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.7(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt written notice (a “Non-Third Party Claim Notice”) to the Indemnifying Party, which notice shall set forth the basis of such claim in reasonable detail and be accompanied by evidence supporting the assertion of such claim.

(e) Resolution of Claims. Within twenty (20) days following the receipt by the Indemnifying Party of a Third Party Claim Notice or a Non-Third Party Claim Notice, the Indemnifying Party and the Indemnified Party will seek in good faith to determine the final amount to be paid by the Indemnifying Party to the Indemnified Party in respect of such claim pursuant to the provisions of this Agreement. If at the end of such twenty (20) days such final amount is not agreed upon, the Indemnifying Party shall select an independent registered public accounting firm (the “Indemnity Referee”) from among KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young and Deloitte & Touche LLP (provided that any such selected firm shall not otherwise be engaged by either Party), to determine such final amount or to determine that such final amount is not determinable. If the Indemnity Referee is engaged with respect to any claim made by the Indemnified Party prior to September 1, 2008, the Indemnity Referee shall be directed to determine the final amount of such claim or to determine that such final amount is not determinable no later than December 30, 2008. If the Indemnity Referee is engaged with respect to any claim made by the Indemnified Party after September 1, 2008 and prior to September 1, 2009, the Indemnity Referee shall be directed to determine the final amount of such claim or to determine that such final amount is not determinable no later than December 30, 2009. If the Indemnity Referee determines such final amount, the determination by the Indemnity Referee shall be delivered in writing to, and shall be final and binding upon, each of the Indemnifying Party and the Indemnified Party. If the Indemnity Referee determines that the final amount is not determinable (due to the fact that it relates to a Third Party Claim or otherwise), then the procedures of this Section 9.7(e) shall be suspended until the resolution of the Third Party Claim or the final amount is otherwise determinable, at which time the procedures of this Section 9.7(e) shall be complied with. Payment of a final amount shall be made by the Indemnifying Party within five (5) Business Days after receipt by such Indemnifying Party of the written determination of the Indemnity Referee of such final amount. Each of Stockholder, Seller, Buyer and Parent hereby agrees that the provisions of this Section 9.7(e) shall be the sole and exclusive remedy of the Indemnifying Party and the Indemnified Party with respect to resolving any issue or claim relating to indemnification under this Agreement. In the event that a final amount of any indemnification payment to be made by Seller or Stockholder as the Indemnifying Party to a Buyer Indemnified Party has been determined pursuant to this Section 9.7(e) but has not been paid at the time that an Earn Out Payment (or a payment pursuant to Section 2.3(d)) is due, then Parent may deduct the final amount from such Earn Out Payment. The fees and expenses of the Indemnity Referee shall be paid one half by Seller and one half by Parent.

Section 9.8 Remedies. Except in the event of fraud or willful or intentional breach or misconduct, each of Buyer, Parent, Seller and Stockholder acknowledges and agrees that (i) following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Parties, after the consummation of the purchase and sale of the Deep South Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

Section 9.9 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Purchase Price for Tax purposes (except to the extent such treatment would not be permitted by Law).

ARTICLE X

TERMINATION

Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by the mutual consent of Parent and Seller as evidenced in writing signed by each of Parent and Seller;

(b) by Parent, if (i) there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer and/or Parent at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within the earlier of forty five (45) days after written notice thereof from Buyer and/or Parent and March 15, 2008, or (ii) the Praetorian Agreement ceases to be in full force and effect;

(c) by Seller, if (i) there has been a material breach by Buyer and/or Parent of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer and/or Parent within the earlier of forty five (45) days after written notice thereof from Seller and March 15, 2008, (ii) the Parent Board fails to recommend that Parent’s stockholders approve the Stockholder Proposals, or (iii) the Parent Board withdraws or modifies, in any manner adverse to Seller, the Parent Board’s recommendation to Parent’s stockholders that Parent’s stockholders approve the Stockholder Proposals;

(d) by either Parent or Seller, if (i) Parent fails to obtain Parent Stockholder Approval of the Stockholder Proposals, (ii) any court of competent jurisdiction or other Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, the Employment Agreement and the Registration Rights Agreement, (iii) there shall be any Law that makes consummation of the transactions contemplated hereunder or under the Related Documents illegal or otherwise prohibited, or (iv) the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2008 (the “Outside Date”) or such later date as the Parties may agree upon in writing.

Section 10.2 Termination Fee.

(a) In the event that this Agreement is terminated pursuant to Section 10.1(c)(ii), Section 10.1(c)(iii) or Section 10.1(d)(i) hereof, then Parent shall pay Seller a fee equal to $4,000,000 (the “Termination Fee”), and such amount shall constitute liquidated damages in respect of such termination regardless of the circumstances giving rise to such termination. Any fee due under this Section 10.2 shall be paid by wire transfer of immediately available funds to such account or accounts specified by Seller in writing as soon as any of the funds in the Trust Account are distributed other than to Parent’s Public Stockholders. No termination fee shall be payable in the event all the funds in the Trust Account are distributed to Parent’s Public Stockholders.

(b) Each of the Parties acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Party would have entered into this Agreement. Each of the Parties acknowledges that in the event Seller is entitled to receive the Termination Fee, the right of Seller to receive such amount shall constitute Seller’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, the breach or termination of this Agreement regardless of the circumstances giving rise to such breach or termination and Seller shall have no further rights, directly or indirectly, against Buyer or any of its Affiliates, stockholders, directors, officers and agents, whether at Law or equity, in contract, in tort or otherwise.

Section 10.3 Termination. Seller and Stockholder acknowledge the provisions of Section 6.2 hereof. Except as otherwise set forth in this Section 10.3, in the event of termination and abandonment of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party; provided that if this Agreement is validly terminated by a Party as a result of an intentional, material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity. Parent acknowledges that any damages incurred by Seller or Stockholder as a result of breach by Parent or Buyer of this Agreement shall be payable by Parent whenever any of the funds in the Trust Account are distributed other than to Parent’s Public Stockholders. Seller and Stockholder acknowledge that in the event all the funds in the Trust Account are distributed to Parent’s Public Stockholders, no amount shall be payable in respect of any damages incurred by Seller or Stockholder as a result of breach by Parent or Buyer of this Agreement. The provisions of Section 6.2, Article IX, Section 10.2, this Section 10.3, Section 11.3, Section 11.4, Section 11.10, Section 11.11 and Section 11.12 hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

(a)	If to Parent or Buyer, to:

North American Insurance Leaders, Inc. 885 Third Avenue 31st Floor New York, NY 10022
	Attention:	William R. de Jonge and Paula S. Butler
	Telecopy:	212 593-0140

with a copy to:

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019
	Attention:	Lori Anne Czepiel, Esq.
	Telecopy:	212 839-5599

(b)	If to Seller, to:

Deep South Holding, L.P. 6363 N. State Highway 161 Suite 100 Irving, TX 75038
	Attention:	Roy Horton, Esq.
	Telecopy:	214 493-4209

with a copy to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019
	Attention:	Linda E. Ransom, Esq.
	Telecopy:	212 259-6333

(c)	If to Stockholder, to:

David J. Disiere c/o Deep South Holding, L.P. 6363 N. State Highway 161 Suite 100 Irving, TX 75038
	Telecopy:	214 493-4309

with a copy to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019
Attention:	Linda E. Ransom, Esq.
Telecopy:	212 259-6333

or to such other address or addresses as the Parties may from time to time designate as to itself by like notice.

Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.3 Rights of Third Parties. Except with respect to the rights set forth in Section 6.16 and Section 6.23 hereof, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

Section 11.4 Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated herein whether or not such transactions shall be consummated, including all fees and disbursements of its legal counsel, financial advisers and accountants, except (a) as otherwise specifically set forth in this Agreement, and (b) Buyer shall bear and pay the costs and expenses incurred in connection with any filings made under the HSR Act.

Section 11.5 Counterparts. This Agreement may be executed and delivered in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement) and the Related Documents constitute the entire agreement among the Parties and supersede any other agreements and undertakings, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby, except for the Confidentiality Agreement, which shall remain in full force and effect. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement and the Related Documents exist between Buyer, on the one hand, and Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement, the Related Documents and the Confidentiality Agreement.

Section 11.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure

Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Companies or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross-reference.

Section 11.8 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by the Parties.

Section 11.9 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.10 Publicity. Except as otherwise required by Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement and the Related Documents or otherwise communicate with any news media without prior consultation with and consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Parties shall cooperate, and shall cause their respective Representatives to cooperate, as to the timing and contents of any such press release, public statement or communication.

Section 11.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Buyer on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Upon such determination that any provision of this Agreement is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 11.12 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state or federal court sitting in New York, New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

DEEP SOUTH HOLDING, L.P.

By:	/s/ Roy W. Horton
Name:	Roy W. Horton
Title:	Assistant Secretary

STOCKHOLDER:

/s/ David J. Disiere
David J. Disiere

PARENT:

NORTH AMERICAN INSURANCE LEADERS, INC.

By:	/s/ William R. de Jonge
Name:	William R. de Jonge
Title:	President

BUYER:

NAIL ACQUISITION CORP. I

By:	/s/ William R. de Jonge
Name:	William R. de Jonge
Title:	President

[Signature Page to Securities Purchase Agreement]